UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Materials Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                                SCAN-OPTICS, INC
                         ------------------------------
             (Exact Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box)
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.1

(1) Title of each class of securities to which transaction applies:
_________________N/A_______________________________________________________

(2)   Aggregate number of securities to which transaction applies:
_________________N/A_______________________________________________________

(3) Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

_________________N/A_______________________________________________________ (4)

(4) Proposed maximum aggregate value of transaction:

_________________N/A_______________________________________________________ (5)

(5) Total fee paid:
_________________N/A_______________________________________________________

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid
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(2)   Form, Schedule or Registration Statement No.:
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(3)   Filing Party:
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(4)   Date Filed:
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January 13, 2006

Dear Stockholders:

         You are cordially invited to the Special Meeting of Stockholders of Scan-Optics, Inc. ("Scan-Optics"), scheduled to be held February 3, 2006, at the offices of Day, Berry & Howard, LLP, CityPlace I, 25th Floor, Hartford, Connecticut, commencing at 10:00 a.m. local time. This meeting is particularly significant as we are seeking stockholder approval of the Plan of Dissolution of Scan-Optics.

         Accompanying this letter you will find the formal Notice of the Special Meeting, which lists the matters to be considered and acted upon, as well as our Proxy Statement, which describes those matters in detail and provides certain other information about Scan-Optics. We have also enclosed a Proxy Card.

         Regardless of the number of shares you own, it is important that they are represented and voted at the meeting, whether or not you plan to attend. Accordingly, you are requested to mark, sign, date and return the enclosed proxy in the envelope provided at your earliest convenience.

Sincerely,

/s/ Scott Schooley
-----------------------------
Scott Schooley
Chairman of the Board and President



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





                                SCAN-OPTICS, INC.
                           179 Allyn Street--Suite 508
                           Hartford, Connecticut 06103

                    Notice of Special Meeting of Stockholders

A Special Meeting of Stockholders of Scan-Optics, Inc. ("Scan-Optics") will be held at the offices of Day, Berry & Howard, LLP, CityPlace I, 25th Floor, Hartford, Connecticut, on February 3, 2006 at 10:00 a.m. local time to consider and take action on the following items:

     1. To approve the voluntary liquidation and dissolution of the Company pursuant to the Plan of Dissolution attached as Annex A to the proxy statement;

     2.   To  approve  an  amendment  to  the  Company's  Amended  and  Restated
          Certificate of Incorporation to decrease the minimum number of directors to no fewer than one director in the form attached as Annex B to the proxy statement; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only holders of our common stock at the close of business on January 5, 2006 are entitled to notice of and to vote at the meeting or any adjournment thereof. A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting at the offices of Scan-Optics, 179 Allyn Street--Suite 508, Hartford, Connecticut.

By Order of the Board of Directors,

/s/ Scott Schooley
------------------------------
Scott Schooley
Secretary

Hartford, Connecticut
January 13, 2006

Directions to Scan-Optics' special meeting of stockholders at the offices of Day, Berry & Howard, LLP in Hartford, Connecticut:

From I-84 Eastbound:

Take 84 East to Asylum Street/Capital Avenue (Exit 48); take the left-hand fork in the exit; at the end of exit, take a right; go under the railroad bridge; straight at the light; bear to the right at



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


second light, but get into far left-hand lane; take first left onto Pearl Street; go straight at light; the CityPlace garage entrance is on the left just before Trumbull Street intersection.

From I-84 Westbound:

Take 84 West to downtown Hartford (Exit 54); follow signs for downtown Hartford; go straight at light up a short hill; after road curves to the left around the Old State House, bear right onto Central Row; go straight at light, crossing Main Street onto Pearl Street; go straight at next light, crossing Trumbull Street; the CityPlace garage entrance is immediately on the right.

From I-91 Northbound:

Take 91 North to exit for Capitol Area (Exit 29A); follow traffic circle (Pulaski Circle) and take first right off the circle; at second light, turn right onto Trumbull Street; at next light, turn left onto Pearl Street; the CityPlace garage entrance is immediately on the right.

From I-91 Southbound:

Take 91 South to Trumbull Street exit (Exit 32); at the end of exit, go straight to light at the top of the hill; go straight at light, crossing Main Street onto Trumbull Street; follow Trumbull Street for five lights, passing the Hartford Civic Center on the right; at fifth light, turn right onto Pearl Street; the CityPlace garage entrance is immediately on the right.

YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DISCUSSED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTIONS; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


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

================================================================================

                                SCAN-OPTICS, INC.

                           179 Allyn Street--Suite 508
                          Manchester, Connecticut 06103

                                 PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies to be used at the Special Meeting of Stockholders of Scan-Optics, Inc., a Delaware corporation ("Scan-Optics" or the "Company"), to be held at the offices of Day, Berry & Howard, LLP, CityPlace I, 25th Floor, Hartford, Connecticut, on February 3, 2006 at 10:00 a.m. local time and any adjournments thereof.

The solicitation of proxies on the accompanying form is made on behalf of the Board of Directors of Scan-Optics.

The cost of soliciting proxies on the accompanying form has been or will be borne by Scan-Optics. In addition to solicitation by mail, Scan-Optics will request banks, brokers and other custodians, nominees, and fiduciaries to send proxy material to the beneficial owners and to secure their voting instructions, if necessary. Scan-Optics will reimburse them for their expenses in so doing. Directors of Scan-Optics, who will receive no compensation for their services other than their regular salaries, may solicit proxies personally, by telephone or otherwise from stockholders. This proxy statement and the accompanying form of proxy are being mailed to stockholders on or about January 13, 2006.

A stockholder signing and returning a proxy on the accompanying form has the power to revoke it at any time before the shares subject to it are voted by notifying the Secretary of Scan-Optics in writing of such revocation, or by filing a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Properly executed proxies, not revoked, will be voted in accordance with the instructions contained thereon at the meeting or any adjournment thereof. If this meeting is adjourned, you will be permitted to change or revoke your proxy until such time as it is voted. Unless a contrary specification is made thereon, it is the intention of the persons named in the enclosed proxy to vote FOR the liquidation and dissolution of the Company in accordance with the Plan of Dissolution, and FOR the amendment to the Company's Amended and Restated Certificate of Incorporation.


                          OUTSTANDING VOTING SECURITIES

Only holders of our common stock, $.02 par value, at the close of business on January 5, 2006 are entitled to notice of and to vote at the meeting. On January 5, 2006, the record date, there



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


were 41,451,577 shares of common stock outstanding. Each share of common stock is entitled to one vote per share.

See "Share Ownership of Certain Beneficial Owners and Management" below for information on beneficial ownership of common stock by current directors and officers of Scan-Optics and holders of more than 5% of our outstanding voting stock as of our record date and information on beneficial ownership of common stock by past directors and officers of Scan-Optics as of the dates indicated.

                      QUORUM REQUIRED TO TRANSACT BUSINESS

At the close of business on January 5, 2006, 41,451,577 shares of common stock were outstanding. Our by-laws require that a majority of the outstanding shares on that date be present in person or by proxy at the meeting in order to constitute a quorum to transact business. Shares as to which holders abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular matter (that is, broker non-votes), will be counted in determining whether there is a quorum of stockholders present at the meeting.

                 STOCKHOLDER APPROVAL REQUIRED TO DECIDE MATTERS

Proposal 1, Liquidation and Dissolution of the Company, will be decided by the affirmative vote of a majority of shares of stock outstanding and entitled to vote on the matter. Abstentions and broker non-votes with respect to this matter will accordingly have the same effect as negative votes.

Proposal 2, Amendment to the Certificate of Incorporation to decrease to one the number of directors that may constitute the Board of Directors, must be approved by the affirmative vote of the holders of at least 80 percent of the voting power of the shares of stock of the Company entitled to vote thereon, voting without regard to class. Abstentions and broker non-votes with respect to this matter will accordingly have the same effect as negative votes.

ARK CLO 2000-1 Limited ("ARK CLO"), holder of approximately 83% of the outstanding common stock of Scan-Optics, Inc. has indicated its intent to vote in favor of all proposals presented at the special meeting. ARK CLO is an affiliate of the Company's lender as described in "Recent Events" below.

Scan-Optics' principal offices are located at 179 Allyn Street--Suite 508, Hartford, Connecticut 06103 and its telephone number is (860) 547-1761.

         This proxy statement includes forward-looking statements regarding expectations and statements that include words such as "believes," "expects," "anticipates," "projects," "estimates," or words of similar effect. While these statements reflect management's reasonable judgment, numerous factors may cause actual results to vary materially from those expressed in such statements, including the factors set forth under the caption "Factors to Consider in




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

Deciding Whether to Approve the Plan of Dissolution" below and elsewhere in this proxy statement.






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


SUMMARY TERM SHEET

1.       What am I being asked to approve?

         You are being asked to approve the dissolution and complete liquidation of the Company pursuant to the Plan of Dissolution and an amendment to the Company's Amended and Restated Certificate of Incorporation to decrease the minimum number of directors that may constitute the Board of Directors to one.

2.       Why is the Company planning to dissolve?

         On August 5, 2005, the Company entered in a Foreclosure Agreement with SO Acquisition, LLC, the Company's lender and an affiliate of Zohar CDO 2003-1, Limited and Zohar II 2005-1, Limited, the lenders under the Company's third amended and restated credit agreement (the "Credit Agreement") who transferred their rights as lenders to SO Acquisition LLC, after SO Acquisition accelerated approximately $14,310,000 in outstanding principal amount owed by the Company under the Credit Agreement pursuant to a notice of default delivered to the Company on August 2, 2005. Pursuant to the Foreclosure Agreement, substantially all of the Company's assets were transferred to SO Acquisition, LLC in exchange for the Company's release from its outstanding debt under the Credit Agreement and the lender's agreement to assume the Company's obligations to the majority of its unsecured trade creditors and certain other unsecured creditors. Because the Company will conduct no actual business and has no means to generate revenue after the transfer of assets pursuant to the Foreclosure Agreement, the Board of Directors of the Company has determined that it is advisable and in the best interests of the Company for its affairs to be wound up and for it to be dissolved.

3.       What are the material terms of the plan of dissolution?

         The Plan of Dissolution provides that the Board of Directors will liquidate the Company's assets in accordance with applicable provisions of the Delaware General Corporation Law. Without limiting the flexibility of the Board of Directors, the Board of Directors may, at its option, follow or instruct its agent to follow the procedures set forth in the Delaware General Corporation Law to:

     o    collect the Company's assets;

     o    dispose of the Company's assets;

     o    discharge or make provision for discharging our liabilities; and

     o take every other act necessary to wind up and liquidate our business and affairs.

         The Board of Directors is granted broad powers under the Plan of Dissolution and is granted a great amount of discretion in exercising those powers. See "Proposal No. 1--Liquidation and Dissolution--General."



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


4.       What will happen if the Plan of Dissolution is approved?

         If the Plan of Dissolution is approved, we will file a Certificate of Dissolution with the Delaware Secretary of State promptly after this meeting, complete the liquidation of our remaining assets, and satisfy (or make provisions to satisfy) our remaining obligations to the extent of available cash. Under the Foreclosure Agreement, the lender has assumed the majority of the Company's trade payables and certain other ordinary course liabilities due on or after the closing. The lender has further agreed to fund a wind-down budget for the Company of up to $827,794 to permit the Company to effect an orderly wind-down. See "Recent Events -Description of the Foreclosure Agreement
- Assumed Liabilities and Other Obligations" and "--Post-Closing Transactions," and "Proposal No. 1--Liquidation and Dissolution--Principal Provisions of the Plan of Dissolution."

5. Will the Company make any distribution to the shareholders upon liquidation?

         There will not be any cash or other property distributed to the holders of our common stock. The Company's remaining assets consist largely of certain balance sheet items not capable of generating cash income, including deferred income tax assets, prepaid commissions and prepaid premiums on directors' and officers' insurance (including "tail" insurance coverage), deferred costs in acceptance, debt related fees and costs incurred in the development of the Company's SO series scanners. The carrying value of these assets subsequent to the closing of the Foreclosure Agreement was approximately $50,000, of which $31,008 representing prepaid insurance premiums on the Company's directors' and officers' insurance was applied to the retention of a "tail" policy, and the remainder of which (representing prepaid commissions) is an asset that cannot be reduced to cash. The Company also retained its directors and officers insurance policy and a software license that does not generate income. Further, the Company may not make any distribution to the common stockholders until it has first satisfied any additional claims of creditors or other claimants not assumed by the lender as well as an approximately $872,000 liquidation preference payable to ARK-CLO as the holder of the Company's 4% Series I Cumulative Redeemable Preferred Stock. Although the preferred stock has a liquidation preference senior to the common stock, based on the wind-down budget provided in the Foreclosure Agreement there will not be any cash or other property distributed to the holder of our preferred stock either. See "Proposal No.1--Liquidation and Dissolution--Factors to Consider in Deciding Whether to Approve the Plan of Dissolution."

6. What are the interests of the officers and directors in the dissolution?

         Following the filing of the Certificate of Dissolution with the Delaware Secretary of State, we will continue to indemnify each of our current and former directors and officers to the extent required by Delaware law and our Amended and Restated Certificate of Incorporation and By-laws as in effect immediately prior to the filing of the Certificate of Dissolution. In addition, we obtained "tail" insurance coverage for our directors and officers, which extends the coverage of the existing policy for a period of three years following the closing of the Foreclosure Agreement with respect to events that occurred prior to the closing. Of the total $298,775



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


premium for this coverage, $267,767 was paid by the Company's lender pursuant to the terms of the Foreclosure Agreement, and the balance of $31,008 was paid by applying the Company's existing prepayment credit to the "tail" policy. Additionally, the wind-down budget that the lender has agreed to fund under the Foreclosure Agreement provides for payments of up to $50,000 to Woodside Capital Management, LLC with respect to services related to the winding up of the Company's business. Scott Schooley, the Company's President and Chairman of the Board, is a manager of Woodside Capital Management, LLC.

7.       Why did the Company agree to the Foreclosure Agreement?

            Despite the Company's completion of a recapitalization in 2004 in which significant amounts of debt owed to the Company's lenders were exchanged for common stock in the Company, the Company became unable to meet its on-going obligations to third parties and its employees. During the first quarter of 2005, the Company encountered increasing technology challenges relating to its new SO Series scanners that resulted in slower than expected development of sales through its direct and indirect channels and a more gradual ramp-up of business process outsourcing sales than was anticipated. The Company's projected liquidity problems were reported in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, and in subsequent disclosures in Form 8-K filings made on June 29, 2005 and July 14, 2005. After meeting its payroll obligations in late July 2005, the Company was rapidly running out of money and would have been unable to meet its next due payroll obligations in mid-August. Further, the lender notified the Company on August 2, 2005, that it was in default under the Credit Agreement and that the lender was therefore accelerating all amounts due thereunder and was further reserving all other rights available to it as a secured creditor. The Board of Directors concluded that its options were limited, that entering into the Foreclosure Agreement had a greater probability of satisfying the Company's obligations to its secured and unsecured creditors, and that there were no alternatives that would provide any residual value to the Company's equity holders, either preferred or common.

 8.      What are the interests of ARK-CLO in the Foreclosure Agreement

         ARK-CLO is the holder of approximately 83% of the Company's voting stock. ARK-CLO is a former lender of the Company and an affiliate of SO Acquisition, LLC, the Company's lender at the time of the Foreclosure Agreement closing.

9. What will happen if the stockholders do not approve the Plan of Dissolution?

         Because ARK-CLO, the holder of approximately 83% of the Company's outstanding common stock, has indicated that it will vote in favor of the adoption of the Plan of Dissolution and liquidation pursuant to the Plan of Dissolution, approval of the Plan of Dissolution is therefore assured. If the stockholders do not approve the dissolution the Company will explore its options, but does not presently believe that there are any.

10.      Why does the Company wish to reduce the number of directors?



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         The Company is operating in a wind-down phase. Upon the filing of a
Certificate of Dissolution with the Delaware Secretary of State, the Company will continue to operate in a wind-down phase in order to dissolve and liquidate in an orderly fashion. For these purposes, only one director is required for the remainder of the Company's existence.

11. Why is a charter amendment necessary to decrease the minimum number of directors?

         A charter amendment, approved by the holders of at least 80% of the capital stock entitled to vote thereon, is necessary to decrease the minimum number of directors to one because the Company's Amended and Restated Certificate of Incorporation currently provides for a minimum of three directors. The Amended and Restated Certificate of Incorporation further provides that any amendments to this section of the Amended and Restated Certificate of Incorporation must be approved by the holders of at least 80% of the capital stock entitled to vote thereon.

12.      What will happen if the charter amendment is not approved?

         If the charter amendment is not approved and Messrs. Takala, Clarke and Flannery resign from the Board of Directors, as they have indicated they intend to do, leaving Mr. Schooley as the sole director, the Company will not have a properly constituted Board of Directors and the Board of Directors will be unable to take any required action. Although the Company does not anticipate that its Board will need to take any further action upon the filing of the Certificate of Dissolution, it is possible that Board action could be required in the future.

13. What is the Board of Directors' recommendation with respect to the proposals?

         The Board of Directors has determined that each of the proposals described in this proxy statement is advisable and in the best interests of the Company and recommends that you vote "FOR" each proposal.

14. What are the material federal income tax consequences of the dissolution and liquidation?

         As discussed below, there will be no assets available for distribution to our stockholders in connection with the liquidation and dissolution of the Company. See "Proposal No.1--Liquidation and Dissolution--No Liquidating Distribution to Stockholders." As a result of filing the Certificate of Dissolution, a stockholder will recognize loss equal to such stockholder's tax basis in their shares of common stock. A stockholder's tax basis in the shares will depend upon various factors, including the stockholder's cost and the amount and nature of any distributions received with respect thereto. A stockholder's loss will be computed on a "per share" basis, so that loss is calculated separately for blocks of stock acquired at different dates and for different prices. The loss recognized by a stockholder will be capital loss, provided the stock is held as a capital asset, and will be long-term capital loss if the share has been held for more than one year.



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


15. Has anyone considered the fairness of the foreclosure and the liquidation and dissolution?

         At the closing of the Foreclosure Agreement, the Company received an opinion of Parker Benjamin, Inc. that the Foreclosure Agreement was fair, from a financial point of view, to the Company and the holders of its common stock. See "Recent Event--Scan-Optics' Reasons for Agreeing to the Foreclosure Agreement." The Company has not sought and does not plan to seek an evaluation by any third party of the fairness of the dissolution and liquidation.

16.      Do I have appraisal rights in connection with the dissolution?

         No. The Company's stockholders do not have appraisal rights in connection with the dissolution.

17.      Can I still sell my shares of Scan-Optics common stock?

         Shares of the Company's common stock are currently traded on the OTC BB, the over-the-counter bulletin board maintained by the National Association of Securities Dealers, Inc. The Company's stock transfer books will be closed and we expect to prohibit transfers of the common stock, other than transfers by will, intestate succession or by operation of law immediately after the filing of the Certificate of Dissolution with the Delaware Secretary of State, which we expect will occur promptly following approval of the Plan of Dissolution by the stockholders at the special meeting.

                                  RECENT EVENTS

         The Company has been operating at a loss, including losses of $3,769,000, for the fiscal year, ended December 31, 2004 and $15,064,000 for the nine months ended September 30, 2005.

         As of September 30, 2005, we had an accumulated deficit of $51,403,000. As of September 30, 2005, the Company had cash and cash equivalents of $0. At the closing of the Foreclosure Agreement described below, the Company was required to transfer all of its remaining cash at the time, approximately $404,000, to the Company's lender.

         As discussed in more detail in Proposal No. 1 "Liquidation and Dissolution - Background and Reasons for Dissolution" below, the Board of Directors had previously explored various alternatives for raising funds or refinancing the Company in order to meet its obligations. After numerous attempts at obtaining alternative financing, the Board of Directors determined that these alternatives could not be achieved and in any case would not result in full payment of its obligations under the Credit Agreement. On August 2, 2005, the lender delivered a notice of default under the Credit Agreement to the Company in which the lender accelerated all the obligations of the Company, aggregating approximately $14,310,000, and reserved all of its rights as a secured creditor thereunder. The lender proposed that the Company enter into the Foreclosure Agreement in lieu of a strict foreclosure or exercise of other remedies available to the lender. As a result, management and the Board of Directors determined that a transfer of


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



substantially all assets as a going concern to the lender in accordance with the Uniform Commercial Code under the Foreclosure Agreement offered the best available means to meet its obligations, enabling the Company to repay a significant portion of amounts outstanding to its unsecured creditors and to provide the opportunity for continued employment to a majority of its employees.

            Prior to the Foreclosure Agreement, the Company designed, developed and implemented transaction and information management work processes, including developing, applying and supporting technology for the conversion of analog information into digital. The Company's resources had been applied toward providing customer solutions in four main areas: SO series image scanner platform and solution applications, the test and assessment market, business process outsourcing and access services.

Description of Foreclosure Agreement

         The following is a brief summary of the material provisions of the Foreclosure Agreement that was executed on August 5, 2005, a copy of which was included with the Company's Periodic Report on Form 8-K filed on August 5, 2005.

Parties

         The primary parties to the foreclosure agreement are Scan-Optics, Inc., SO Acquisition, LLC, and Patriarch Partners Agency Services, LLC ("Patriarch"). SO Acquisition, LLC is the assignee of Scan-Optic's secured lenders, Zohar CDO 2003-1, Limited ("Zohar CDO") and Zohar II 2005-1, Limited ("Zohar II"), and consequently, SO Acquisition, LLC is the Company's secured lender under the agreement. Zohar CDO and Zohar II are also parties to the agreement for the limited purposes described below. ARK CLO 2000-1, Limited ("ARK CLO"), the majority holder of the Company's common stock and sole holder of its preferred stock and an affiliate of Zohar CDO and Zohar II, is also a party for purposes of the release described below.

         Following the closing of the Foreclosure Agreement, SO Acquisition, LLC changed its name to Scan-Optics, LLC and is located at 169 Progress Drive, Manchester, Connecticut 06040.

Recitals

         The recitals to the foreclosure agreement are incorporated into the agreement and include the following:

         o that pursuant to the Credit Agreement, dated March 30, 2004, SO Acquisition made loans to the Company secured by substantially all of the Company's assets;

         o that SO Acquisition purchased the rights, title and interest in the documents and obligations under the Credit Agreement from Zohar CDO and Zohar II to become the lender;

         o that the Company acknowledged as of August 5, 2005, that the aggregate principal outstanding under the Credit Agreement was $14,310,000, and that the Company had failed to repay certain amounts when due under the Credit Agreement, and had defaulted on its obligation under the Credit Agreement to maintain a certain threshold of consolidated earnings before interest taxes and depreciation and amortization;

         o that the Company and the lender determined independently that the principal amount of the outstanding loans under the Credit Agreement exceeded the fair market value of the Company's business as a going concern;

         o the Company acknowledged that under Sec. 9-620 of the Delaware Uniform Commercial Code or equivalent provisions of other such codes ("UCC"), the lender had the right, with the Company's written consent, to accept the secured assets of the Company in partial satisfaction of the Company's loan obligations under the Credit Agreement;

         o the Company acknowledged that all of its loan obligations under the Credit Agreement have been accelerated and are immediately due and payable;

         o the lender has asked the Company, and the Company has agreed, to surrender possession of the secured assets in partial satisfaction of the loan obligations under the Credit Agreement, and surrender other remaining assets of the Company as payment in kind for the remaining balance of the Company's loan obligations; and

         o    the lender agreed to assume certain liabilities of the Company.

Transferred and Excluded Assets

         The Company agreed to transfer substantially all of its assets to the lender free and clear of liens and other encumbrances pursuant to Sec. 9-620 of the UCC, except for certain assets retained by the Company, which include our directors' and officers' "tail" insurance policy, a retained software license agreement that does not provide a stream of income, and certain balance sheet items such as deferred tax accounts, fees related to our debt, amounts related to the development of our SO series scanners, and prepaid commissions and prepaid insurance premiums (which were applied to the premium for our directors' and officers' "tail" insurance policy). None of these will yield cash for the benefit of the Company, its creditors or its stockholders.

Assumed Liabilities and Other Obligations

         The lender assumed certain liabilities of the Company, which liabilities relate primarily to accrued employee obligations and the majority of the Company's unsecured trade payables outstanding at the closing or that relate to products or services provided to the Company on or prior to the closing. The lender also agreed to satisfy checks and other debit advices of the Company dated on or before August 5, 2005, and subsequently presented against the Company's bank accounts. The Company retained approximately $192,170 in trade payables as continuing liabilities of the Company.

Employees and Benefit Plans

         The lender agreed to offer employment to the Company's employees employed as of August 5, 2005 on terms substantially equivalent to those such employees had with the Company. In addition, the lender agreed to credit such employees for their service with the Company when determining eligibility, participation and vesting in the lender's employee benefits plans.

         The lender also assumed sponsorship of each employee benefit plan sponsored by the Company, and agreed to be substituted for the previous plan sponsor and plan administrator under such plans. The lender also assumed all responsibilities and liabilities for making contributions and paying benefits under each employee benefit plan of the Company, whether accrued before or after the closing date.

         The lender did not assume any liabilities or obligations with respect to any employment or severance agreements of the Company, and the lender did not assume any liability or obligations with respect to the accrued retirement benefits owed by the Company to Clarence Rife.

Compliance with the UCC

         The Company acknowledged and agreed that the foreclosure agreement shall be deemed its acceptance of and consent to the lender's proposal under Sec. 9-620 of the UCC for the acceptance of the Company's secured assets in partial satisfaction of the Company's loan obligations under the Credit Agreement.

Directors and Officers Insurance

         The agreement provides for the Company obtaining a directors' and officers' "tail" insurance policy covering the Company and its officers and directors for a period of three years following the closing with respect to liability incurred on or prior to the closing date. The lender agreed to either reimburse the Company for the cost of such policy or pay the premium directly to the insurer. The policy coverage is limited to $10 million, and the premium paid by the lender may not exceed $268,000. Each of Zohar CDO and Zohar II have agreed to pay for such policy in the event that the lender fails to pay for it. The directors' and officers' insurance policy was retained as an asset by the Company.

Closing Transactions

         The parties agreed that the following actions would be taken or the following documents obtained or delivered at the closing:

     o the Company obtained a fairness opinion from Parker Benjamin, Inc. regarding the transactions contemplated in the foreclosure agreement;

     o the Company received a written waiver of ARK CLO as the holder of all of the Company's preferred stock and a majority of its common stock waiving any objections to consummation of the foreclosure transaction and ARK CLO agreed to vote in favor of the dissolution and amendment to the Company's Amended and Restated Certificate of Incorporation; and

     o   the Company delivered a wind-down budget to the lender.

Representations, Warranties and Covenants of the Company

         In the foreclosure agreement the Company made a number of representations, warranties and covenants regarding the following matters:

     o    its due organization, valid existence and good standing;

     o its power and authority to carry out the transactions contemplated in the foreclosure agreement (except that certain assigned contracts may require counterparty consents);

     o no violations of laws or government regulations by executing and delivering the foreclosure agreement;

     o    its certificate of incorporation and bylaws;

     o due execution and delivery of the foreclosure agreement and its enforceability against the Company subject to certain limitations;

     o    the location of the Company's assets;

     o receipt of notice of default under the Credit Agreement and acknowledgement that the Company is in material default;

     o    existence of other liens;

     o indebtedness to the lender and Patriarch of not less than $14,310,000 in outstanding principal;

     o    permitting lender access to the Company's books and records;

     o    the Company's agreement to change its name at lender's request;

     o    assignment of the Company's bank accounts to the lender; and

     o notification of the lender in the event that judicial process is commenced or about to be commenced against the Company or its officers or directors.

Representations, Warranties and Covenants of the Lender

         In the foreclosure agreement the lender made a number of representations, warranties and covenants regarding the following matters:

     o its power and authority to carry out the transactions contemplated in the foreclosure agreement;

     o due execution and delivery of the foreclosure agreement and its enforceability against the lender subject to certain limitations;

     o that the lender is the sole lender under the Credit Agreement and related documents and entitled to all rights and benefits under them; and

     o acknowledgement that the Company would not comply with any bulk transfer laws in connection with the foreclosure agreement.

Post-Closing Transactions

         The Company agreed to turn over to the lender payments received after the closing in respect of assets transferred to the lender. The Company also appointed the lender as its attorney-in-fact to take further action necessary or desirable to accomplish the purposes of the foreclosure agreement.

         The lender agreed to fund the Company's winding-down of its business in accordance with a mutually agreed upon wind-down budget that cannot exceed $827,794. The $827,794 available under the wind down budget is allocated as follows: $274,000 for the payment of unpaid sales and use taxes; $105,000 for legal services to be incurred on behalf of the Company following the foreclosure; $179,244 for payment of legal expenses incurred during June and July 2005; $65,700 for severance payments to non-executive employees; $121,850 for accounting services; $12,000 for services related to the Company's compliance with securities law filings and the printing and distribution of this Proxy Statement; $20,000 for the payment of state income and franchise taxes; and $50,000 for Woodside Capital LLC for general services associated with winding down the Company's business. Payments from the wind down budget may be made to the Company directly or to parties designated by the Company, provided that the funds requested are used only for specific items for which the payment is requested. If the wind-down costs are below $827,794, the Company is not entitled to obtain cash in the amount of such differential.

         The lender agreed to either fund the defense of, or assume the defense of, any action brought against the Company or its officers or directors after the closing that is disclosed to the lender under the foreclosure agreement.

         The lender agreed that until the earlier of September 30, 2005 or the date that it secures all required consents with respect to contracts of the Company's Access Services division, the lender shall name the Company as an additional insured under the lender's errors and omissions policy.

Further Assurances and Releases

         The parties agreed to execute and deliver additional instruments and take additional actions as a party may request and in good faith determine is necessary or desirable to accomplish the purposes of the foreclosure agreement. In the event of a bankruptcy filing under Chapter 11 of the bankruptcy code, whether by or against the Company, the Company agreed to assist in effectuating the transfer and assignment of its assets to the lender in the bankruptcy court, subject to the lender providing funds to the Company for such an action.

         The parties agreed to waive and release one another from claims and other actions, whether arising on or before the date of closing, that relate indirectly or directly to the Company and the Credit Agreement and related documents. The parties provided that releases with respect to certain individual former officers of Scan-Optics would be contingent on receiving releases from such persons. On August 8, 2005, one such individual, Joseph Crouch, provided the Company with such a release. The Company also gave ARK CLO a waiver and release with respect to claims and other actions that relate indirectly or directly to the Company, the Credit Agreement and related documents or the transactions contemplated by the foreclosure agreement.

Scan-Optics' Reasons for Agreeing to Foreclosure Agreement

         The Board of Directors concluded that entering into the Foreclosure Agreement had a greater probability of satisfying the Company's obligations to its secured and unsecured creditors and that there were no available alternatives that would provide any residual value to the Company's equity holders. Since the Company was operating in the zone of insolvency, the directors were advised by counsel that their duties had expanded to encompass constituencies like creditors in addition to the Company's stockholders. Although the Company had engaged an investment banker to identify potential acquirers for a portion of its business, the investment banker was advised that the Company would also consider offers to acquire all of the assets of the Company. The Company did not receive any viable acquisition offers. Ultimately, the Board of Directors determined that there were no viable alternatives superior to the terms offered by the Foreclosure Agreement and found that the following factors weighed in favor of approving the Foreclosure Agreement:

     o the Company's precarious financial situation as reported in its public disclosures was having a deleterious effect on the Company's relationships with its vendors, customers and others in the marketplace, and the uncertainty as to a resolution of its financial problems was eroding the value of the Company's business;

     o the Company's secured lender, who held a lien on substantially all of the Company's assets, was unwilling to extend additional credit to the Company after it temporarily raised the Company's credit facility by $900,000 pursuant to the June 27, 2005 amendment to the operative credit agreement;

     o the Independent Directors Committee of the Board of Directors had been advised at its July 5, 2005 meeting by a representative of Parker Benjamin, Inc., an investment banker engaged by the Company to advise the Board of Directors on the Company's value, that any sale of the Company would take at least four to six months and the committee believed that there was a low probability of the Company obtaining a viable offer to be acquired at a reasonable price;

     o a preliminary valuation of the Company presented by the Parker Benjamin, Inc. representative to the committee at the same meeting indicated that there was no value left in the Company for its equity holders;

     o the Company's secured lenders had informed the Company that they would not provide additional funding in a bankruptcy reorganization of the Company, and without such funding, the Board of Directors concluded, after consulting with counsel, that there would be little if any value left in the Company to pay unsecured creditors in a bankruptcy liquidation proceeding;

     o the lender's proposed foreclosure transaction included the lender's assumption of the Company's obligations with respect to the majority of its unsecured trade creditors and certain other unsecured creditors;

     o the lender had agreed to employ the Company's employees as well as assume accrued liabilities of the Company with respect to those employees;

     o the lender notified the Company on August 2, 2005, that it was in default under the Credit Agreement and that the lender was therefore accelerating all amounts due thereunder and was further reserving all other rights available to it as a secured creditor; and

     o the Company was running out of money and as of August 5, 2005, the date the foreclosure transaction was approved and consummated, it appeared highly unlikely that the Company would have sufficient cash to meet its next bi-weekly payroll obligation.

         In addition, as a condition to its approval of the Foreclosure Agreement the Board of Directors received a fairness opinion from Parker Benjamin, Inc. The opinion concludes that on August 5, 2005, the date of the foreclosure, the fair market value of the Company's business as an ongoing concern was less than the Company's indebtedness under its Credit Agreement, and that although appraisals of the Company's major assets did not exist, the facts and data strongly suggested that the value to be obtained through a liquidation was less than the Company's value as a going concern. Consequently, Parker Benjamin determined that the Foreclosure Agreement was fair, from a financial point of view, to the Company and the holders of its common stock.

         Although in connection with the closing of the Foreclosure Agreement the Company obtained the waiver of ARK CLO, the Company's majority common stock holder and sole preferred stock holder, with respect to any objections it might raise regarding the Foreclosure Agreement, the Company's rapidly declining financial circumstances did not permit it time to seek stockholder approval in advance of the closing of the Foreclosure Agreement and the Company acted pursuant to a Delaware common law doctrine that provides if a company's assets are rapidly losing value and an emergency situation exists, stockholder approval may be foregone for the good of preserving maximum value of the Company's assets. ARK CLO would have approved the Foreclosure Agreement if there had been sufficient time to obtain approval by calling a stockholders meeting in advance of the closing.

                   PROPOSAL ONE - LIQUIDATION AND DISSOLUTION

General

         The Board of Directors is proposing the Plan of Dissolution and dissolution of the Company for approval by the stockholders at the Special Meeting. The Board of Directors approved a plan of dissolution, subject to stockholder approval, on August 5, 2005, and further modified the plan on November 8, 2005, which is the Plan of Dissolution being submitted to the stockholders in this proxy statement. A copy of the Plan of Dissolution is attached as Annex A to this proxy statement. Certain material features of the plan are summarized below. We encourage you to read the Plan of Dissolution in its entirety.

         As a result of the Foreclosure Agreement described above, the Company's lender, SO Acquisition LLC is in possession of substantially all of the Company's assets. The Company only retained certain minimal assets, which include a "tail" insurance policy for directors and officers, a software license agreement between the Company and a service provider that generates no income to the Company and certain balance sheet items not capable of generating cash income, including deferred income tax assets, prepaid commissions and prepaid premiums on directors' and officers' insurance (including "tail" insurance coverage), deferred costs in acceptance, debt related fees and costs incurred in the development of the Company's SO series scanners. The carrying value of these assets subsequent to the closing of the Foreclosure Agreement was approximately $50,000, of which $31,008 representing prepaid insurance premiums on the Company's directors' and officers' insurance was applied to the retention of a "tail" policy, and the remainder of which (representing prepaid commissions) is an asset that cannot be reduced to cash. None of these retained assets is capable of generating cash for the Company for purposes of the liquidation and dissolution described below. In addition, the Company retained certain liabilities, including obligations to some trade creditors, and any contingent liabilities. The Foreclosure Agreement also provided for a wind down budget to be funded by the Company's lender to provide for the winding down of the Company's business (see "Recent Events--Description of Foreclosure Agreement--Post Closing Transactions" above). However, the Company cannot convert unused portions of the wind down budget into cash.

         After adoption of the Plan of Dissolution, the Company's activities will be limited to actions we deem necessary or appropriate to accomplish, inter alia, the following:

     o filing a Certificate of Dissolution with the Delaware Secretary of State and, thereafter, remaining in existence as a non-operating entity for three years;
     o    selling our limited remaining assets (if any), if possible;
     o collecting, or providing for the collection of, accounts receivable, debts and other claims owing to the Company, of which the Company believes there are few, if any, to which the lender is not entitled under the Foreclosure Agreement;
     o paying, or providing for the payment of, our debts and liabilities, including both known liabilities and those that are contingent, conditional, unmatured or unknown, in accordance with Delaware law, to the extent of available cash;
     o winding up our remaining business activities and withdrawing from any jurisdictions in which we remain qualified to do business;
     o complying with Securities and Exchange Commission filing requirements for so long as we are required to do so; and
     o    making ongoing tax and other regulatory filings.

Background and Reasons for Plan of Dissolution

            On March 30, 2004, the Company entered into a Third Amended and Restated Credit Agreement (the "Credit Agreement") with ARK CLO 2000-1, Limited ("ARK CLO"), ZOHAR CDO 2003-1, Limited and Patriarch Partners Agency Services, LLC, as agent, to restructure existing secured obligations of Scan-Optics to ARK CLO which had a maturity date of December 31, 2004. Pursuant to the Credit Agreement the Company's then existing secured term debt of $2 million and revolving debt of $10 million, were exchanged for a $9 million term loan and a $2.5 million revolving loan. In addition, on August 6, 2004, the Company issued and sold an aggregate of 34,425,345 shares of its common stock to ARK CLO as described below under the heading "Changes in Control of the Registrant." The issuance of the shares to ARK CLO was a key component of the comprehensive financial restructuring arrangement with ARK CLO commenced as of March 30, 2004 pursuant to the terms of the Credit Agreement.

            During 2005, the Company focused on a strategy that included phasing out of the sale of the Company's mature line of 9000 Series scanners, the phased market introduction of varied models of the Company's new generation of SO Series scanners, the development of new channels of distribution for the Company's hardware and software, and the development of a business process outsourcing business for image capture applications. During the first quarter of 2005, the Company encountered increasing technology challenges relating to the new SO Series scanners that resulted in slower than expected development of sales through its direct and indirect channels and a more gradual ramp up of business process outsourcing sales than was anticipated.

            At the same time, the Company was experiencing changes in its management. The Company appointed Paul M. Yantus as chief operating officer effective March 7, 2005. On March 9, 2005, the Company received the resignation of its president and chief executive officer,

James C. Mavel. Also on March 9, the Company appointed Logan Clarke, Jr. as the Company's acting president and chief executive officer. On March 17, 2005, the Company received Mr. Mavel's resignation as a director and chairman of the Board of Directors. On May 16, 2005, acting president and chief executive officer Logan Clarke, Jr. resigned and the Company appointed Paul M. Yantus as president and chief executive officer. Mr. Clarke remained as a director of the Company.

            In its Form 10-Q filed on May 16, 2005, the Company's management described its belief that the Company's operating cash flow would be insufficient to allow the Company to meet all of its contractual obligations as they came due beginning in the second quarter of 2005, and that the Company would most likely be unable to comply with certain financial covenants under its existing Credit Agreements. Management also stated its belief that the Company's liquidity position would improve by year-end and described steps that it was taking and cautioned that any means of resolving the Company's short-term liquidity problems might have an adverse effect on the Company's stockholders.

            At a meeting of the Board of Directors on May 16, 2005, the board was informed of proposals to acquire its manufacturing and Access Services divisions, although the offer for the manufacturing division was still preliminary and the offer for the Access Services division undervalued its assets.

            On May 23, the Company's management sent its secured lenders an updated financial forecast highlighting the Company's need for $1.9 million in additional incremental capital to get the Company through to the end of the year. On May 26, 2005, Mr. Schooley and Mr. Yantus met with attorneys from Day, Berry & Howard LLP, the Company's outside counsel, to discuss the Company's situation and explore potential options, including obtaining additional financing, a sale of all or part of the Company, and foreclosure and bankruptcy scenarios.

            On May 26, 2005, the Company drew down on the remaining $500,000 on its revolving line of credit available to it under the Credit Agreement.

            On May 27, 2005, the Board of Directors met and, in light of conflicts that certain directors might have in dealing with the Company's lenders, established an independent directors' committee comprised of Logan Clarke, Jr., John J. Holton, Scott Schooley, Ralph Takala and Kevin Flannery to negotiate with the Company's secured lenders regarding issues arising from any possible default under the Credit Agreement. Immediately following the Board of Directors meeting, the independent directors committee met and, following discussion, decided to approach the Company's secured lender regarding an increase in the Company's credit facility. On May 31, 2005 the Company sent a letter to Patriarch Partners Agency Services, LLC as the agent for the secured lenders describing the Company's liquidity problems requesting an increase of $4 million in available credit.

            On or about June 6, 2005, Mr. Schooley and Mr. Takala (who participated by telephone) met with Mr. Michael Scinto, then a director of the Company designated by the lender who was acting in his capacity as a representative of the lenders, to discuss the Company's financial situation.

            On June 7, 2005, the independent directors' committee met to discuss developments in the Company's status and decided to engage Parker Benjamin, Inc. to provide a valuation for the Company. At that meeting, the committee discussed the Company's options, including cooperating in a foreclosure by the lenders if the lenders agreed to assume all or most of the Company's outstanding liabilities and filing for bankruptcy. It was noted that a bankruptcy proceeding would reduce any final distribution to the Company's creditors while a foreclosure might have a more favorable outcome for creditors. Throughout the remainder of June, the Company's management met and corresponded with a representative of Parker Benjamin, Inc. to provide the information needed for the valuation. The Company also provided additional financial information regarding the Company as requested by the lender's agent.

            On June 9, 2005, the Company sent another letter to Patriarch Partners requesting an $876,000 increase in available credit to pay for certain obligations of the Company including payroll, trade payables and health insurance costs. Also on June 9, the Company received the written resignation of Lynn Tilton from the Board of Directors of the Company.

            On June 14, 2005 the independent directors' committee met again to discuss developments in the Company's situation. At that time the Company had not received a response from the lenders with respect to its June 9 letter.

            On June 15, 2005, the Company had to adjourn the Company's annual meeting of stockholders because there was an insufficient quorum to conduct business at the meeting. The meeting was adjourned until July 15, 2005.

            Also on June 15, 2005, the attorneys for the lenders, Richards Spears Kibbe & Orbe, sent the Company's outside counsel, Day, Berry & Howard LLP, a draft amendment agreement to the Credit Agreement, which offered to increase the Company's credit facility by $900,000 until July 1, 2005, at which point the amount of the facility would again decrease to its prior level. Through the following week the parties negotiated the terms of the credit agreement amendment.

            On June 21, 2005, the independent directors committee met and discussed the offer of additional credit from the lenders as well as other options available to the Company, including filing for bankruptcy. The committee considered the lenders' proposal, which would mean having to repay the amount borrowed by July 1, 2005. It was noted that if the amount borrowed was not repaid, the lenders might foreclose on the Company's assets. However, it was also observed at that meeting that certain of the Company's trade creditors needed to be paid in order to avoid damaging the Company's ability to continue as a going concern and that it was clear the Company would soon run out of money if it did not obtain additional financing from the lenders. The committee also considered the possibility of using the additional credit facility to fund a bankruptcy filing, but that this was an expensive process and might lead to a liquidation of the Company in which the unsecured creditors as well as the stockholders would likely receive nothing. The committee discussed trying to reach an arrangement with the lenders that would satisfy the Company's secured and unsecured creditors and possibly provide some value to stockholders. Ultimately, the committee decided to review a final draft of the proposed amendment to the Credit Agreement, and that it would act by written consent on the proposed agreement.

            On June 23, 2005, the independent directors' committee, acting by written consent, approved the first amendment to the Credit Agreement. The agreement was executed and delivered by all of the parties on June 27, 2005. The Company drew-down the entire $900,000 shortly thereafter. The additional funds were used in part to cover the Company's payroll obligations and to pay several critical vendors.

            On June 29, 2005, the independent directors' committee met and discussed the obligation to repay the additional $900,000 borrowed under the amendment to the credit agreement. The committee elected to retain the entire amount borrowed in order to be able to meet its payroll obligations through July
15. The committee again considered the effects of a bankruptcy filing and details related to the possible disposition of its manufacturing division. Also on June 29, the Company filed a Form 8-K disclosing the first amendment to the Credit Agreement and disclosing that in the absence of further extensions of credit and the forbearance of the Company's creditors there was substantial doubt as to the Company's ability to continue as a going concern and that any means of resolving the Company's liquidity problems may have an adverse affect on the Company's stockholders.

            On July 5, 2005, the independent directors' committee met to discuss, among other things, the valuation being prepared by Parker Benjamin, Inc. A representative of Parker Benjamin, Inc. informed the committee at that meeting that, based on the valuation model used by them and after taking into account the amount owed to the Company's secured lenders, there was no value left for the Company's equity holders. The representative also informed the committee that the process of selling the Company was likely to take four to six months. The committee also heard from management that the Company's accounts receivable were being rapidly reduced and that product sales were not materializing as rapidly as expected. The committee decided to again ask the lenders for additional credit and to negotiate a possible long-term solution.

            On July 7, 2005, the Company sent a letter to Patriarch Partners describing its continuing financial difficulties and renewed its request for an increase of $4 million in its available working capital under the Credit Agreement in order to execute the Company's business plan.

            On July 8, 2005, the lenders' representative, Mr. Scinto, tendered his resignation from the Board of Directors and delivered to the Company a draft foreclosure agreement and letter stating that the lenders proposed to foreclose on all of the Company's assets, but that they would be willing to accept the assets and certain of the Company's liabilities in full satisfaction of the Company's debt under the Credit Agreement.

            On July 12, 2005, Mr. Schooley and Mr. Takala along with the Company's outside counsel from Day, Berry & Howard met telephonically with Mr. Scinto. At this meeting the lenders told the Company's representatives that they would not continue to extend additional credit to the Company nor participate in a pre-packaged bankruptcy and that they required a response to the foreclosure proposal. The Board of Directors met later in the day on July 12 and were informed of the discussions with the lenders and their counsel. Following discussion of the few options available, the board directed the Company's outside counsel, Day, Berry & Howard to send comments on the proposed foreclosure agreement to the lenders' counsel. From July 12 through the August 5, the parties exchanged several drafts of the proposed foreclosure agreement and attached schedules, and the Company's management and directors had numerous contacts with Mr. Scinto in an effort to negotiate the terms of the foreclosure proposal. The Company also filed a current report on Form 8-K on July 14, 2005 disclosing the negotiations of the foreclosure agreement and advising that following any surrender of the Company's assets to the lenders there was unlikely to be any value remaining in the Company for the Company's stockholders and remaining unsecured creditors.

            On July 15, 2005, the Company held its adjourned annual meeting at which Mr. Flannery was re-elected as a director, and Mr. Holton, who was not nominated for re-election, ceased being a director following the meeting.

            The Board of Directors subsequently met on July 18, 22 and 27 and August 2, 2005, to review the status of the Company, receive updates on negotiations with respect to the proposed foreclosure agreement and to consider the Company's other options. The Company was informed in this time period that the rights and obligations of the existing secured lenders under the Credit Agreement were to be assigned to SO Acquisition, LLC, an entity formed for the purpose of acquiring the Company's assets and assuming certain liabilities in the event that the proposed foreclosure transaction proceeded, and that SO Acquisition, LLC would be the Company's sole secured lender under the Credit Agreement thereafter.

         On August 3, 2005, Scan-Optics, Inc. received a notice of default from its secured lender, SO Acquisition, LLC under the Credit Agreement. The notice of default stated that Scan-Optics, Inc. failed to repay when due certain amounts due under the Credit Agreement, and that it had failed at the end of the Company's second fiscal quarter ending June 30, 2005 to meet certain financial covenants in the Credit Agreement. The notice of default accelerated all of the Company's indebtedness under the Credit Agreement, and all of the approximately $14,310,000 plus accrued interest outstanding and other charges under the Credit Agreement became immediately due and owing. Later that afternoon and again on August 4, the Board of Directors met to discuss the status of the Company and the proposed foreclosure transaction.

         Finally, on August 5, 2005, the Board of Directors met in the afternoon to consider adoption of the Foreclosure Agreement. A representative of Parker Benjamin, Inc. informed the Board of Directors that in his firm's opinion the fair market value of the Company as an on-going concern was less than its indebtedness to the Company's secured lender and that the proposed foreclosure transaction was fair to the Company and its common stockholders. The directors reviewed the possible alternatives that they had considered, including bankruptcy, which it was believed would leave little for the Company's unsecured creditors, and a sale of the Company, although the Company had been unable to obtain any serious offers. The Board of Directors then considered adoption of the proposed Foreclosure Agreement, and in particular the lender's agreement to assume the majority of the Company's trade debt and to offer employment to the Company's employees as of the closing date. The Board of Directors approved the proposed foreclosure transaction. The Board of Directors also approved dissolution of the Company and an amendment to the Company's certificate of incorporation to provide for a board consisting of one director, both contingent on stockholder approval. Later that same afternoon, the parties executed and delivered the Foreclosure Agreement and other ancillary documents and agreements and the foreclosure transaction was closed.

         Following the foreclosure of the Company's assets, the Company no longer has any assets with which to operate an ongoing business and no means to generate revenue. A dissolution is the means to wind up the affairs of the Company and terminate the Company's public company reporting obligations.

Factors to Consider in Deciding Whether to Approve the Plan of Dissolution

There are many factors that stockholders should consider when deciding whether to vote to approve the Plan of Dissolution.

Following the dissolution of the Company there will not be any remaining assets available for distribution to the Company's stockholders.

The Company has retained no material assets that may be converted into cash, and unused amounts available under the wind-down budget provided for in the Foreclosure Agreement cannot be reduced to cash that can be used by the Company for distribution to the stockholders or for any other uses. The Company also has retained certain liabilities which would have to be settled before any distributions could be made to the Company's preferred and common stockholders. Consequently, no distributions will be made to stockholders in connection with the Company's dissolution.

Recordation of transfers of our common stock on our stock transfer books will be restricted as of the Final Record Date, and thereafter it generally will not be possible for stockholders to change record ownership of our stock.

We intend to close our stock transfer books and discontinue recording transfers of our common stock on the date of filing the Certificate of Dissolution with the Secretary of State of the State of Delaware (the "Final Record Date"). This is expected to occur shortly after approval of the Plan of Dissolution by the stockholders, if approved. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the Final Record Date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur on or after the Final Record Date.

Members of our Board of Directors may have a potential conflict of interest in recommending approval of the Plan of Dissolution.

Because directors' and officers' "tail" insurance was obtained for the Company in connection with the Foreclosure Agreement, members of the Board of Directors may be deemed to have a potential conflict of interest in adopting and approving the Plan of Dissolution that the Company is asking stockholders to ratify. See "--Interests of Directors and Executive Officers in Plan of Dissolution" below.

Stockholders will generally be able to recognize a loss for federal income tax purposes, depending on various factors.

As discussed above, there will be no assets available for distribution to our stockholders in connection with the liquidation and dissolution of the Company. As a result of our filing the Certificate of Dissolution of the Company, a stockholder will recognize loss equal to such stockholder's tax basis in their shares of common stock. A stockholder's tax basis in the shares will depend upon various factors, including the stockholder's cost and the amount and nature of any distributions received with respect thereto. A stockholder's loss will be computed on a "per share" basis, so that loss is calculated separately for blocks of stock acquired at different dates and for different prices. The loss recognized by a stockholder will be capital loss, provided the stock is held as a capital asset, and will be long-term capital loss if the share has been held for more than one year. Each stockholder is urged to consult with their own tax advisors as to the specific tax consequences to them in connection with the Plan of Dissolution and our dissolution, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Our Board of Directors may abandon or delay implementation of the Plan of Dissolution, even if approved by our stockholders.

Even if the Plan of Dissolution is approved by our stockholders, the Board of Directors has reserved the right, in its discretion, to abandon or delay implementation of the Plan of Dissolution and the Company's dissolution, if it determines that doing so is in the best interests of the Company's stockholders and creditors.

The majority holder of our common stock controls a sufficient portion of our common stock to determine the outcome of the stockholder vote on approval of the Plan of Dissolution.

ARK CLO, which owns approximately 83% of our outstanding common stock, has sufficient voting power to approve the Plan of Dissolution on its own. ARK CLO has indicated that it intends to cause its shares of common stock to be voted "FOR" approval of the Plan of Dissolution.

Interest of Directors and Executive Officers in Plan of Dissolution

         Directors' and Officers' "tail" insurance was obtained for the Company in connection with the Foreclosure Agreement. The "tail" policy extends the coverage of the existing policy for a period of three years following the closing of the Foreclosure Agreement, but only with respect to claims made with respect to events that occurred prior to the closing. In accordance with the Foreclosure Agreement, SO Acquisition paid approximately $267,767 toward the premium of the "tail" coverage and the balance of the $298,775 premium was paid by the application of $31,008 in prepayments retained by the Company and previously made with respect to the policy in effect prior to the "tail" coverage. The Foreclosure Agreement also provides that the Company will promptly notify SO Acquisition of any lawsuit or judicial process commenced or to be commenced against the Company or its officers and directors, and that SO Acquisition will, in its sole discretion, either fund the Company's defense of such an action or assume the defense of such an action.

         Paul M. Yantus, the Company's former President and Chief Executive Officer, and Peter K. Stelling, the Company's former Vice President and Chief Financial Officer, were employed by SO Acquisition, LLC along with other employees of the Company. Mr. Stelling and directors Logan Clarke, Jr. and Ralph Takala also hold options exercisable for shares of common stock as set forth under the heading "Share Ownership of Certain Beneficial Owners and Management" below, although none of such options will have value upon the dissolution and liquidation of the Company. Two of the Company's former directors, Michael Scinto and Lynn Tilton are affiliates of Patriarch Partners Agency Services, LLC, the agent and representative of the Company's secured lender under the Credit Agreement. Mr. Scinto resigned from the board of directors at the same time the initial draft of the Foreclosure Agreement was transmitted to the Company on July 11, 2005, and Ms. Tilton had resigned from the board of directors effective on June 9, 2005. Consequently, neither Mr. Scinto nor Ms. Tilton were directors of the Company at the time the Company began negotiating the terms of the draft Foreclosure Agreement.

Dissolution under Delaware Law

         Section 275 of the Delaware General Corporation Law provides that a corporation may dissolve upon either (a) a majority vote of the Board of Directors of the corporation followed by a favorable majority vote of its stockholders or (b) a unanimous stockholder consent. Following such approval, the dissolution is effected by filing a Certificate of Dissolution with the Delaware Secretary of State. Once a corporation is dissolved, its existence is automatically continued for a term of three years (or for such longer period as the Delaware Court of Chancery directs), but solely for the purpose of winding up its business. The process of winding up includes:

     o    prosecution and defense of any lawsuits;

     o    settling and closing of any business;

     o    disposition and conveyance of any property;

     o    discharge of any liabilities; and

     o distribution of any remaining assets to the stockholders of the corporation.

         If any action, suit or proceeding is commenced by or against a corporation before or within the winding up period, the corporation will, solely for the purpose of such action, suit or proceeding, automatically continue to exist beyond the three-year period until any judgments, orders or decrees are fully executed.

Principal Provisions of the Plan of Dissolution

General

         The Plan of Dissolution provides that our Board of Directors, as well as Scott Schooley, our Liquidating Agent (as appointed by the Board of Directors on August 5, 2005) may liquidate our assets in accordance with Section 281 of the Delaware General Corporation Law. As noted below under the heading "No Liquidating Distributions to Stockholders," the assets retained by the Company after the foreclosure include the Company's directors' and officers' insurance policy, a non-income generating software license agreement, a deferred tax account, various prepaid items and other items that are balance sheet assets but could not be sold to yield cash on behalf of the Company. Without limiting its flexibility, the Board of Directors may, at its option, instruct our officers to follow the procedures set forth in Sections 281(b). If the Board of Directors should so instruct our officers, they would, in accordance with Section 281(b):

          o pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the Company or such successor entity;

          o make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party;

          o make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company or successor entity, are likely to arise or to become known to the Company or successor entity within 10 years after the date of dissolution; and

          o pay such claims in full or make provision for payment in full if there are sufficient assets and, if there are insufficient assets, pay or provide for such claims and obligations according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor.

Although we do not currently contemplate use of a liquidating trust to complete the liquidation, we have the discretion to transfer remaining assets, if any, to one or more liquidating trusts in a final distribution. In the highly unlikely event of any transfer of assets to a liquidating trust, we would distribute, pro rata to the holders of our common stock and preferred stock, beneficial interests in such liquidating trust. We anticipate that the interests in any liquidating trust will not be transferable. Therefore, although the recipients of the interests would be treated for tax purposes as having received their pro rata share of property transferred to the liquidating trust and will thereafter take into account for tax purposes their allocable portion of any income, gain or loss realized by such liquidating trust, the recipients of the interests will not realize the value thereof unless and until the liquidating trust distributes cash or other assets to them.

         Following approval by our stockholders of the Plan of Dissolution, we expect to file a Certificate of Dissolution with the Delaware Secretary of State. The dissolution will become effective, in accordance with the Delaware General Corporation Law, upon proper filing of the Certificate of Dissolution with the Delaware Secretary of State or on such later date as may be specified in the Certificate of Dissolution. We currently intend to file the Certificate of Dissolution promptly following stockholder approval of the Plan of Dissolution at the Special Meeting and do not intend to specify an effective date after the date of filing. Pursuant to the Delaware General Corporation Law, the Company will continue to exist for three years after effectiveness of the dissolution, or for such longer period as the Delaware Court of Chancery directs, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against our Company, and enabling us gradually to settle and close our business, to dispose of and convey our property and to discharge our liabilities, but not for the purpose of continuing the business for which we were organized or any other business. Any legal action commenced by or against us during the three-year dissolution period will not terminate by reason of the expiration of such period.

Abandonment

         Under the Plan of Dissolution, our Board of Directors may abandon the Plan of Dissolution, notwithstanding stockholder approval, to the extent permitted by the Delaware General Corporation Law.

No Liquidating Distributions to Stockholders

         The Company has no liquid assets. Our retained assets are minimal and include a "tail" insurance policy for directors and officers, a software license agreement between the Company and a service provider that generates no income to the Company and certain balance sheet items not capable of generating cash income, including deferred income tax assets, prepaid commissions and prepaid premiums on directors' and officers' insurance (including "tail" insurance coverage), deferred costs in acceptance, debt related fees and costs incurred in the development of the Company's SO series scanners. The carrying value of these assets subsequent to the closing of the Foreclosure Agreement was approximately $50,000, of which $31,008 representing prepaid insurance premiums on the Company's directors' and officers' insurance was applied to the retention of a "tail" policy, and the remainder of which (representing prepaid commissions) is an asset that cannot be reduced to cash. None of the retained assets are capable of generating cash for the benefit of the Company, its creditors or its stockholders. Pursuant to the Foreclosure Agreement, the lender assumed certain liabilities of the Company, relating primarily to employee obligations and the majority of the Company's trade payables. The lender also agreed to satisfy checks and other debit advices of the Company dated on or before August 5, 2005 and subsequently presented against the Company's bank accounts. The lender agreed to satisfy in full the assumed liabilities due on or after the closing date in the ordinary cause of business.

         In addition to satisfying any liabilities not assumed by the lenders, we anticipate using cash in connection with a number of items, including, but not limited to, the following:

          o Expenses incurred in connection with the dissolution and our liquidation;
          o    Professional, legal, accounting and consulting fees and expenses.

         The lender agreed to fund the Company's winding-down of its business in accordance with a mutually agreed upon wind-down budget that cannot exceed $827,794. Payments may be made to the Company directly or to parties designated by the Company, provided that the funds requested are used only for specific items for which the payment is requested, primarily including then outstanding legal fees, legal, accounting and other service provider fees (including Woodside Capital, LLC--see "--Our Conduct following Adoption of the Plan of Dissolution" below) to assist the Company in effecting the dissolution, fees of service providers in connection with this proxy statement, payment of outstanding sales and use and franchise taxes and employee severance. See "Recent Events--Description of Foreclosure Agreement--Post Closing Transactions" above. If the wind-down costs are less than $827,794, the Company is not entitled to obtain cash in the amount of such differential.

         Even if there were any cash available for distribution to our stockholders, the holder of our 4% Series I Cumulative Redeemable Preferred Stock is entitled to an aggregate liquidation preference of approximately $872,000 prior to any payment to our common stockholders.

         For these reasons, there will be no cash available for distribution to any of our common stockholders.

Sales of our Remaining Assets

         The Plan of Dissolution gives our Board of Directors the authority to sell all of our remaining assets. Approval of the Plan of Dissolution and our dissolution will constitute approval of any and all such agreements and sales. We will sell our remaining assets, if any, on such terms as are approved by our Board of Directors or the Liquidating Agent. We may conduct sales by any means, including by competitive bidding or private negotiations. We will not solicit any stockholder votes with respect to the approval of the specific terms of any particular sale of assets approved by our Board of Directors. It is our expectation that the Company will have few, if any, assets available for sale because as noted above, the few remaining assets of the Company are not capable of being sold to realize cash.

Our Conduct following Adoption of the Plan of Dissolution

         The only officer or director of the Company who will receive compensation for duties relating to winding up our affairs is Scott Schooley, our President and Chairman and the Liquidating Agent, who will be indirectly paid $50,000 pursuant to the wind-up budget. The wind-up budget provides up to $50,000 for payments to Woodside Capital Management, LLC in connection with services to be provided in the Company's winding-up, and Mr. Schooley is a member of Woodside Capital Management, LLC.

         Following dissolution (assuming that it is approved by our stockholders), we will continue to indemnify our officers, directors, employees and agents in accordance with our Amended and Restated Certificate of Incorporation and by-laws for actions taken in connection with the Plan and the winding up of our affairs. One of the assets that is retained is a "tail" policy, for which the lender, SO Acquisition, LLC, has prepaid in part the premium to continue to maintain our directors' and officers' liability insurance for claims made following the expiration of the then current policy and that relate to events arising on or before the closing under the Foreclosure Agreement for a period of three (3) years.

Contingency Reserve

         Under the Delaware General Corporation Law, we generally are required, in connection with our dissolution, to pay or make reasonable provision for payment of our liabilities and obligations. Following stockholder approval of the Plan of Dissolution and our dissolution at the Special Meeting, to the extent possible we will pay all expenses and fixed and other known liabilities, or set aside a contingency reserve, consisting of cash or other assets that we believe to be adequate for payment of those known liabilities, as well as claims that are unknown or have not yet arisen but that, based on facts known to us, are likely to arise or become known to us within ten years after the date of our dissolution. We are currently unable to provide a precise estimate of the amount of a contingency reserve, if any, that may be required, but any such contingency reserve will be entirely subject to our ability to obtain payments from the lender pursuant to the wind-down budget provided for in the Foreclosure Agreement.

         The actual amount of any contingency reserve will be based upon estimates and opinions of our Board of Directors, derived from consultations with management and outside experts, if the Board determines that it is advisable to retain such experts, and a review of, among other things, our estimated contingent liabilities and our estimated ongoing expenses, including, without limitation, estimated investment banking, legal and accounting fees, taxes, miscellaneous office expenses and expenses accrued in our financial statements. Even if established, a contingency reserve is unlikely to be sufficient to satisfy all of our obligations, expenses and liabilities.

Potential Liability of Stockholders

         Under the Delaware General Corporation Law, in the event we fail to create an adequate contingency reserve, or should such contingency reserve and the assets held by any liquidating trusts be insufficient to satisfy the aggregate amount ultimately found payable in respect of our expenses and liabilities, each stockholder could be held liable for amounts due creditors of the Company to the extent of amounts that such stockholder received from us and from any liquidating trust as distributions under the Plan of Dissolution. However, since the Company will not be making any distributions to stockholders under the Plan of Dissolution, there will be no exposure to stockholders from creditor claims arising from distributions on the Plan of Dissolution.

Regulatory Approvals

         We do not believe that any material United States federal or state regulatory requirements must be met or approvals obtained in connection with the Plan of Dissolution or our dissolution.

Reporting Requirements

         Whether or not the Plan of Dissolution is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even though compliance is economically burdensome. If the Plan of Dissolution is approved, in order to curtail expenses, we will, after filing our Certificate of Dissolution, seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. We anticipate that, if such relief is granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require. However, there can be no assurance that the Securities and Exchange Commission will grant any such relief.

Final Record Date; No Further Trading in the Common Stock

         We intend to close our stock transfer books and discontinue recording transfers of our common stock on the date of filing the Certificate of Dissolution with Delaware (the "Final Record Date"). This is expected to occur shortly after approval of the Plan of Dissolution by the stockholders, if approved. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the Final Record Date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur on or after the Final Record Date.

Absence of Appraisal Rights

         Under Delaware law, our stockholders are not entitled to appraisal rights for their shares of common stock in connection with the transactions contemplated by the Plan of Dissolution.

Material United States Federal Income Tax Consequences

      The following discussion is a general summary of the material U.S. federal income tax consequences of the Plan of Dissolution to Scan-Optics and our stockholders and holders of options to purchase our stock, but does not purport to be a complete analysis of all the potential tax effects. Tax considerations applicable to particular stockholders will depend on the stockholder's individual circumstances. The discussion addresses neither the tax consequences that may be relevant to particular categories of stockholders subject to special treatment under certain federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction.

      The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Department of the Treasury regulations, rulings of the Internal Revenue Service ("IRS"), and judicial decisions now in effect, all of which are subject to change or to varying interpretation at any time. Any such changes or varying interpretations may also be applied retroactively. The following discussion has no binding effect on the IRS or the courts and assumes that we will liquidate substantially in accordance with the Plan.

      There will be no assets available for distribution to our stockholders following our dissolution. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Plan of Dissolution, and we will not seek either such a ruling or an opinion of counsel with respect to the anticipated tax treatment. If any tax consequences prove not to be as anticipated and described herein, the result could be increased taxation at the corporate or stockholder level.

      Stockholders are urged to consult their own tax advisors as to the specific tax consequences to them in connection with the Plan of Dissolution and our dissolution, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Consequences to the Company

      Commencing with stockholder approval of the Plan of Dissolution and our dissolution and until the liquidation is completed, Scan Optics will continue to be subject to U.S. federal income tax on any taxable income or loss associated with the sale of our assets and income from operations. We believe that the Company has sufficient available net operating losses to offset any income or gain that might be recognized. Accordingly, the dissolution should not produce a corporate tax liability for federal income tax purposes.

Consequences to Stockholders

      As noted above, there will be no assets available for distribution to our stockholders in connection with the liquidation and dissolution of the Company. As a result of our filing a Certificate of Dissolution, a stockholder will recognize loss equal to such stockholder's tax basis in the shares of Common Stock. A stockholder's tax basis in the shares will depend upon various factors, including the stockholder's cost and the amount and nature of any distributions received with respect thereto.

      A stockholder's loss will be computed on a "per share" basis, so that loss is calculated separately for blocks of stock acquired at different dates and for different prices. The loss recognized by a stockholder will be capital loss, provided the stock is held as a capital asset, and will be long-term capital loss if the share has been held for more than one year.

Consequences to Option Holders

      To the extent that they have not already terminated with the passage of time following the termination of service of the particular option holder, all currently outstanding compensatory options under our stock option plans will terminate upon our dissolution.

Taxation of Non-United States Stockholders

      Foreign corporations or persons who are not citizens or residents of the United States should consult their own tax advisors with respect to the U.S. and non-U.S. tax consequences of the Plan of Dissolution.

State and Local Taxes

      Stockholders may also be subject to state or local taxes and should consult their own tax advisors with respect to the state and local tax consequences of the Plan of Dissolution.

Vote Required and Board Recommendation

         The approval of the Plan of Dissolution requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. ARK CLO 2000-1, Limited which holds, as of the record date, approximately 83% of the outstanding shares of common stock, has indicated that it will vote in favor of the proposal.

         The Board of Directors believes that the Plan of Dissolution and dissolution of the Company is advisable and in the best interests of the Company and recommends a vote "FOR" this proposal. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

           PROPOSAL TWO - AMENDMENT TO CERTIFICATE OF INCORPORATION TO
                          DECREASE NUMBER OF DIRECTORS

Amended and Restated Certificate of Incorporation

         The Amended and Restated Certificate of Incorporation of Scan-Optics provides for a Board of Directors of no fewer than three nor more than nine directors. The exact number of directors constituting the Board of Directors and each respective class thereof is fixed from time to time by the Board of Directors within these limits. The Amended and Restated Certificate of Incorporation further provides that notwithstanding any other provision of the Amended and Restated Certificate of Incorporation, the by-laws of the Company or otherwise, the affirmative vote of the holders of at least 80 percent of the voting power of the shares of stock of the Company entitled to vote thereon, voting without regard to class, shall be required to amend, repeal, or adopt any provision inconsistent with this section of the Amended and Restated Certificate of Incorporation.

         Because the Company will be operating only in order to wind-down the Company, the Board of Directors has determined that it is in the best interests of the Company to streamline the Board of Directors by decreasing the minimum number of directors from three to one effective immediately following the Special Meeting of Stockholders. In connection with the decrease in directors, only Class II will have a director. The term of the Class II director expires with the 2007 Annual Meeting of Stockholders. Mr. Schooley will remain the Class II director.

         Pursuant to our Amended and Restated Certificate of Incorporation, any vacancy on the Board of Directors may be filled by the vote of a majority of the directors then in office and any director elected to fill such a vacancy will hold office for the unexpired term of his or her predecessor. There will be no vacancies on the Board of Directors following the resignation of the Company's other directors and effectiveness of the decrease in the number of directors.

         The Board of Directors approved an amendment to the Amended and Restated Certificate of Incorporation, subject to stockholder approval, on August 5, 2005, and further modified the amendment on November 8, 2005, which is the amendment being submitted to the stockholders in this proxy statement. A copy of the proposed amendment to the Amended and Restated Certificate of Incorporation is attached as Annex B to this proxy statement.

Reasons for Amendment to Amended and Restated Certificate of Incorporation; Board Recommendation

         Messrs. Takala, Clarke and Flannery have notified the Company of their intention to resign from the Board of Directors immediately upon filing of the Certificate of Dissolution by the Company. Thereafter, only one director, Mr. Schooley, will remain as a director of the Company. Under the Company's Amended and Restated Certificate of Incorporation as it now exists, the Board of Directors must have a minimum of three members in order to act. The Board has determined that it is in the best interests of the Company to amend the Amended and Restated Certificate of Incorporation to provide that Mr. Schooley as the sole director can take any action required by the Board of Directors after the filing of the Certificate of Dissolution.

         The Board of Directors believes that the amendment to the Amended and Restated Certificate of Incorporation is in the best interests of our stockholders and recommends a vote "FOR" this proposal. It is intended that the shares represented by the accompanying proxy will be voted for the amendment to Article SEVENTH of the Amended and Restated Certificate of Incorporation to decrease the minimum number of directors required to one unless the proxy indicates that authority to vote for such action is withheld.

         Under the Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 80 percent of the voting power of the shares of stock of the Company entitled to vote thereon, voting without regard to class, is required to amend, repeal or adopt any provision inconsistent with, Paragraph 1 of Article SEVENTH of the Amended and Restated

Certificate of Incorporation. ARK CLO 2000-1, Limited which holds, as of the record date, approximately 83% of the outstanding shares of common stock, has indicated that it will vote in favor of the proposal.

Absence of Appraisal Rights

         Under Delaware law, our stockholders are not entitled to appraisal rights for their shares of common stock in connection with the amendment to the Amended and Restated Certificate of Incorporation.

                         PROPOSAL THREE - OTHER BUSINESS

         The Board of Directors does not know of any matters to be presented at the Special Meeting other than those set forth in the Notice of Special Meeting of Stockholders. However, if any other matters properly come before such meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies on such matters in accordance with their judgment.

           Share Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information regarding the beneficial ownership of shares of common stock as of January 5, 2006, the record date for this meeting of each director, each executive officer named in the Summary Compensation Table contained elsewhere in this proxy statement and the directors and executive officers of the Company as a group, except that the information with respect to Messrs. Mavel, Rife, Crouch, Goyette, Howser and Stelling is as of April 22, 2005, as it may be modified only by subsequent terminations of options granted to each such individual of which the Company is aware. The Company is not aware of any other changes to such ownership. We know of no persons with beneficial ownership of more than 5% of our voting stock as of August 5, 2005, other than ARK CLO 2000-1, Limited or its related entities and individuals listed in Note 9 below. Except as noted, each stockholder listed has sole voting and investment power with respect to the shares shown as being beneficially owned by such stockholder. The address for the individuals listed below is c/o Scan-Optics, Inc., 179 Allyn Street-Suite 508, Hartford, CT 06103, except that the address for Mr. Scinto and Ms. Tilton is c/o Patriarch Partners, LLC, 227 West Trade Street, Suite 700, Charlotte, NC 28202, Mr. Flannery is c/o Whelan Financial Corp, 255 Farmington Drive, Charlottesville, VA 22901, and Mr. Schooley is c/o Woodside Capital LLC, 179 Allyn Street- Suite 508, Hartford, CT 06103.


                                          Number             Percentage
                                       of Shares (1)         of Common Stock
 Name                                  -------------          Outstanding
 ----                                                        ------------
Logan Clarke, Jr. (2)                      50,600                *
Joseph P. Crouch (3)                      666,671              1.6%
Kevin S. Flannery                               0              N/A

Richard C. Goyette (3)                    987,347              2.3%
John J. Holton                             30,000                *
Joel K. Howser (4)                          1,082                *
James C. Mavel (5)                         60,485                *
Clarence W. Rife (6)                        3,287                *
Scott Schooley                                  0              N/A
Michael Scinto (7)                              0              N/A
Peter H. Stelling                          29,958                *
Ralph J. Takala                             5,000                *
Lynn Tilton (8) (9)                    34,425,345               83%
Paul M. Yantus                                  0              N/A
ARK CLO 2000-1 (9)                     34,425,345               83%

Directors and executive officers
as a group (14 persons)                36,259,775             83.9%

   (*) Ownership is less than 1%.

   (1) Includes the following number of shares subject to options exercisable within 60 days of January 5, 2006 based on acceleration of such options in connection with the Foreclosure Agreement and/or filing of Certificate of Dissolution and subject in each case to the expiration of such options as may be provided under the applicable plan under which they were granted: Logan Clarke, Jr., 50,000 shares; Joseph P. Crouch, 647,490 shares; Richard C. Goyette, 962,694 shares; John J. Holton, 30,000 shares; Peter H. Stelling, 29,958 shares; Ralph J. Takala, 10,000 shares; and all directors and executive officers as a group, 1,730,142 shares.

   (2) Mr. Clarke was appointed Acting CEO and President following the resignation of James Mavel on March 9, 2005 and resigned as acting CEO and President on May 16, 2005.

   (3) Mr. Crouch and Mr. Goyette ceased being officers and employees on August 5, 2005, in connection with the closing of the Foreclosure Agreement.

   (4) Mr. Howser ceased being an officer and employee of the Company on June 2, 2005. Any unexercised options held by him terminated pursuant to their terms on or about September 2, 2005.

   (5) Mr. Mavel resigned as CEO and President on March 9, 2005. Any unexercised options held by him terminated pursuant to their terms on or about June 17, 2005.

   (6) Mr. Rife retired on December 16, 2004. Any unexercised options held by him terminated pursuant to their terms on March 16, 2005.

   (7) Mr. Scinto resigned from the Board of Directors on July 8, 2005.

   (8) Ms. Tilton resigned from the Board of Directors effective June 9, 2005.

   (9) Upon the recapitalization of the Company's equity in August 2004, ARK CLO became the beneficial owner of 34,425,345 shares of common stock of Scan-Optics, of which 6,470,929 shares are subject to repurchase by Scan-Optics upon exercise of outstanding options under the Senior Executive Stock Option Plan. Pursuant to the rules of the Securities and Exchange Commission relating to beneficial ownership, (i) Patriarch Partners, LLC ("Patriarch"), as sole owner of ARK CLO, (ii) LD Investments, LLC ("LDI"), as the sole member of Patriarch, and (iii) Lynn Tilton, a former director of the Company, as the sole director of ARK CLO and the manager and sole holder of the voting power in respect of LDI, can each be deemed to beneficially own the 34,425,345 shares of common stock of Scan-Optics owned by ARK CLO. As of August 5, 2005, each of Patriarch, LDI and Lynn Tilton disclaimed any beneficial ownership of such securities.

                        Changes in Control of Registrant

         On August 6, 2004, the Company issued and sold an aggregate of 34,425,345 shares of its common stock to the Company's then principal lender, ARK CLO 2000-1, Limited, in a recapitalization pursuant to a Second Amended and Restated Subscription and Repurchase Agreement dated as of August 6, 2004 between the Company and ARK CLO, as described in a Form 8-K filing made with the Securities and Exchange Commission on August 6, 2004. The issuance of the shares to ARK was a key component of a comprehensive financial restructuring arrangement with ARK CLO commenced as of March 30, 2004 pursuant to the terms of a Third Amended and Restated Credit Agreement among the Company, ARK CLO and the other lenders identified therein, the Guarantors identified therein and Patriarch Partners Agency Services LLC.

         The shares were issued in exchange for:

       [ ] cancellation of $3.8 million of mandatorily redeemable preferred stock held by ARK CLO with a redemption date of June 1, 2005 and contingent voting power representing 46.67% of the voting power of the Company on a fully diluted basis;

       [ ] cancellation of a warrant held by ARK CLO exercisable after December 31, 2004 for 33.2% of the fully diluted common stock of the Company as of the issuance date of the warrant at $.02 per share; and

       [ ] the extension of the maturity of all of the Company's secured indebtedness under the Credit Agreement from June 30, 2005 to March 20, 2007.

         At the Company's 2004 annual meeting of stockholders, the Company's stockholders approved an Amended and Restated Certificate of Incorporation of the Company increasing the number of authorized shares of common stock of the Company from 15,000,000 shares to 65,000,000 shares in order to permit the Company to complete the recapitalization.

         At the annual meeting and as a condition to the recapitalization, stockholders elected three designees of ARK CLO, Messrs. Schooley and Scinto and Ms. Tilton, as Class II directors to the Board of Directors. As a further condition to the recapitalization, three directors of the Company - Messrs. E. Bulkeley Griswold, Robert H. Steele and Lyman C. Hamilton, Jr. - tendered their resignations from the Board of Directors.

         The shares issued to ARK CLO represented 79.8% of the fully diluted common stock of the Company at the time of issuance. The shares are subject to reduction or dilution in two circumstances, however: first, 6,470,929 of the shares are subject to redemption by the Company at $.02 per share to the extent that one or more current or former senior executives or the heirs holding options under the Company's Amended and Restated Senior Executive Stock Option Plan exercises his options, which plan reserves approximately 15% of the fully diluted common stock of the Company; and second, the shares are subject to dilution for options that may be granted under the 2004 Incentive and Non-Qualified Stock Option Plan, which plan reserve represents approximately 5% of the fully diluted common stock of the Company. Accordingly, ARK CLO's beneficial ownership may be reduced to no less than approximately 61% of the fully diluted common stock of the Company should all of the shares subject to redemption upon exercise of options under the Senior Executive Plan be redeemed.

                              FINANCIAL INFORMATION

         Appendix 1 to the Proxy Statement which is a part of this Proxy Statement contains the Company's financial statements, selected financial data and Management's Discussion and Analysis for the year ended December 31, 2004. Appendix 2 to this Proxy Statement which is a part of this Proxy Statement contains the Company's financial statements and Management's Discussion and Analysis for the quarter and nine months ended September 30, 2005. Appendix Three to this Proxy Statement which is a part of this Proxy Statement contains the Company's Selected Financial Data.

                      STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

         If the stockholders of the Company approve Proposal No. 1 set forth in this Proxy Statement, it is anticipated that the Company will be dissolved prior to the date of the Company's Annual Meeting of Stockholders in 2006. Should this occur, the Company will not hold an Annual Meeting of Stockholders in 2006. If, however, Proposal No. 1 is not approved by the stockholders, the Company may hold an Annual Meeting of Stockholders in 2006.

     Stockholder proposals intended to be presented at the Annual Meeting of Stockholders in 2006, must be received by Scan-Optics at its principal executive offices no later than December 29, 2005 in order to be considered for inclusion in Scan-Optics' proxy statement and form of proxy relating to the Annual Meeting of Stockholders in 2006. Any such proposal must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission and the notice provisions of our By-Laws.

     In addition, with respect to the Annual Meeting of Stockholders in 2006, if a stockholder does not provide notice to Scan-Optics of a stockholder proposal by March 14, 2006, the attorneys named in the form of proxy mailed with our proxy statement for that meeting will have discretionary authority to vote as they determine on the proposal. If we change the date of the 2006 Annual Meeting by more than 30 days from the date of the 2005 Annual Meeting, notice of the stockholder proposal must be submitted a reasonable time before we begin to print and mail our proxy materials for the meeting.


                             ADDITIONAL INFORMATION

         We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and we file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at Room 1550, 100 F. Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings are also available to the public on the website maintained by the SEC at http://www.sec.gov. If you have any questions about the Special Meeting or the proposals to be voted on at the Special Meeting, or if you need additional copies of the proxy statement or copies of any of Scan-Optics public filings referred to in this proxy statement, you should contact Scott Schooley at 179 Allyn Street--Suite 508, Hartford, Connecticut 06103 .

By Order of the Board of Directors,

/s/ Scott Schooley
------------------------------
Scott Schooley
Chairman of the Board of Directors and President

Hartford, Connecticut
January 13, 2006

                                                                      Annex A

                               PLAN OF DISSOLUTION
                                       OF
                                SCAN-OPTICS, INC.

         This Plan of Dissolution (the "Plan") is intended to accomplish the dissolution and winding-up of Scan-Optics, Inc., a Delaware corporation ("Scan-Optics"), in accordance with the Delaware General Corporation Law, as follows:

       1. The Board of Directors of Scan-Optics (the "Board of Directors") has adopted this Plan and will solicit the holders of the requisite percentage of Scan-Optics' outstanding common stock to approve the dissolution of Scan-Optics pursuant to this plan of dissolution (the "Stockholder Vote"). If stockholders holding a majority of Scan-Optics' outstanding common stock, par value $0.02 per share (the "Common Stock") approve the Plan pursuant to the Stockholder Vote, the Plan shall constitute the adopted Plan of Dissolution of Scan-Optics as of the date of the Stockholder Vote (such date, the "Adoption Date").

       2. Pursuant to the terms of that certain Foreclosure Agreement dated as of August 5, 2005, among Scan-Optics, PATRIARCH PARTNERS AGENCY SERVICES, LLC and SO Acquisition, LLC (the "Foreclosure Agreement"), Scan-Optics will be retaining certain rights, assets and liabilities pursuant to the Foreclosure Agreement as set forth in the schedules to the Foreclosure Agreement. If, notwithstanding the approval of the dissolution pursuant to this Plan by the requisite stockholders of Scan-Optics, the Board of Directors determines that it would be in the best interests of Scan-Optics' stockholders or creditors for Scan-Optics not to dissolve, the dissolution of Scan-Optics pursuant to this Plan may be abandoned or delayed until a future date to be determined by the Board of Directors.

       3. From and after the Adoption Date, contingent upon the consummation of the transactions contemplated by the Foreclosure Agreement, and subject to the discretionary right of the Board of Directors to abandon or delay implementation of this Plan as described in Section 2 above, Scan-Optics shall complete the following corporate actions, all of which may be accomplished by a liquidating agent duly appointed by the Board of Directors (the "Liquidating Agent"), except to the extent that any such action may be taken only by the Board of Directors in accordance with the General Corporation Law of the State of Delaware:

       (a) Scan-Optics shall determine whether and when to (i) transfer Scan-Optics' remaining property and assets to a liquidating trust (established pursuant to Section 5 hereof), or (ii) collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions as the Board of Directors (which may, pursuant to the resolutions of the Board of Directors at a meeting held on August 5, 2005, consist of a sole director for all purposes hereof) or the Liquidating Agent in his or its absolute discretion, deems expedient and in the best interests of Scan-Optics and the stockholders and creditors of Scan-Optics, without any further vote or action by Scan-Optics stockholders. Scan-Optics' assets and properties may be sold by the Board of Directors (or Liquidating Agent or Trustees) in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers. The Board of Directors (or Liquidating Agent or Trustees) will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation. In connection with sale, exchange and other disposition, the Board of Directors (or Liquidating Agent or Trustees) shall use commercially reasonable means to collect or make provision for the collection of all accounts receivable, debts and claims owing to Scan-Optics which constitute Excluded Assets under the Foreclosure Agreement.

       (b) To the extent of all available assets, Scan-Optics shall pay or, as determined by the Board of Directors (or Liquidating Agent or Trustees), make reasonable provision to pay, all claims, liabilities and obligations of Scan-Optics, including all unascertained, contingent, conditional or unmatured claims known to Scan-Optics and all claims which are known to Scan-Optics but for which the identity of the claimant is unknown, all in accordance with Section 281(b) of the Delaware General Corporation Law. If and to the extent deemed necessary, appropriate or desirable by the Board of Directors (or Liquidating Agent or Trustees), in their absolute discretion, Scan-Optics may establish and set aside a reasonable amount of cash and/or property (the "Contingency Reserve") to satisfy claims against and unmatured or contingent liabilities and obligations of Scan-Optics, including, without limitation, tax obligations, and all expenses of the sale of Scan-Optics' property and assets, of the collection and defense of Scan-Optics' property and assets, and the liquidation and dissolution provided for in this Plan.

       (c) Such claims shall be paid in full and any such provision for payment made shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor.

       (d) Subject to the approval of any such distribution by the Board of Directors (or Liquidating Agent or Trustees), and only after satisfaction of claims and liabilities pursuant to Section 3(b) above, Scan-Optics shall distribute first to its Preferred Stockholders and, upon payment in full of the Preferred Stock, pursuant to the Certificate of Designation of the Preferred Stock of Scan-Optics, second, pro rata to its holders of Common Stock all available cash, including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the liabilities and obligations of Scan-Optics. Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board of Directors (or Liquidating Agent or Trustees), in their absolute discretion, may determine.

       4. Any distributions to the stockholders of Scan-Optics pursuant to
Section 3 hereof shall be in complete redemption and cancellation of all of the outstanding Preferred Stock or Common Stock, as applicable, of Scan-Optics. As a condition to receipt of any distribution to Scan-Optics' stockholders, the Board of Directors (or Liquidating Agent or Trustees), in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Preferred Stock or Common Stock, as applicable, to Scan-Optics or its agents for recording of such distributions thereon or (ii) furnish Scan-Optics with evidence satisfactory to the Board of Directors (or Liquidating Agent or Trustees) of the loss, theft or destruction of their certificates evidencing the Preferred Stock or Common Stock, as applicable, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors (or Liquidating Agent or Trustees). As a condition to receipt of any final distribution to Scan-Optics' stockholders, the Board of Directors (or Liquidating Agent or Trustees), in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Preferred Stock or Common Stock, as applicable, to Scan-Optics or its agent for cancellation or (ii) furnish Scan-Optics with such security or indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of Preferred Stock and Common Stock (other than with respect to transfers by will, intestate succession or operation of law) on the date on which the Certificate of Dissolution is filed with the Secretary of State of Delaware, which certificate will not be filed until the Adoption Date.

       5. If the Board of Directors deems it necessary, appropriate and desirable, in furtherance of the liquidation and distribution of Scan-Optics' assets to the stockholders, Scan-Optics shall transfer to one or more liquidating trustees (the "Trustees"), for the benefit of its stockholders and/or creditors, under a liquidating trust (the "Trust"), the assets and liabilities of the Company not transferred to, or assumed by, the other parties to the Foreclosure Agreement. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of Scan-Optics, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of Scan-Optics. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of Scan-Optics of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of Scan-Optics, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by Scan-Optics to the stockholders for the purposes of Section 3 of this Plan. Any such conveyance to the Trustees shall be in trust for the creditors and the stockholders of Scan-Optics. Approval of the dissolution of Scan-Optics pursuant to this Plan by the holders of a majority of the outstanding Common Stock shall constitute the approval of the stockholders of any such appointment, any such liquidating trust agreement and any transfer of assets by Scan-Optics to the Trust, as their act and as a part hereof as if herein written.

       6. The officers or agents of Scan-Optics shall, at such time as the Board of Directors or the Liquidating Agent, in his or its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates but in no event prior to the Adoption Date, Scan-Optics shall file with the Secretary of State of the State of Delaware a certificate of dissolution in accordance with the Delaware General Corporation Law. After the filing of the Certificate of Dissolution, Scan-Optics shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind-up its business affairs and distribute its assets in accordance with this Plan.

       7. In connection with and for the purpose of implementing and assuring completion of this Plan, Scan-Optics may, in the absolute discretion of the Board of Directors (or the Liquidating Agent or the Trustees), pay Scan-Optics' officers, directors, employees, agents and representatives, or any of them, compensation, in money or other property, as severance, bonus, or stock options, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Approval of the dissolution of Scan-Optics pursuant to this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of Scan-Optics' stockholders of the payment of any such compensation.

       8. Scan-Optics shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and by-laws and any contractual arrangements, for the actions taken in connection with this Plan and the winding-up of the affairs of Scan-Optics. Scan-Optics' obligation to indemnify such persons may also be satisfied out of the assets of the Trust, if a Trust is established pursuant to
Section 5 of this Plan. The Board of Directors (or the Liquidating Agent or the Trustees), in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover Scan-Optics' obligation hereunder, including seeking an extension in time and coverage of Scan-Optics' insurance policies currently in effect.

       9. The Board of Directors of Scan-Optics is hereby authorized, and the Liquidating Agent and the Trustees are hereby authorized, all without further action by Scan-Optics' stockholders, to do and perform or cause the officers and agents of Scan-Optics, subject to approval of the Board of Directors (or Liquidating Agent or Trustees), to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors (or Liquidating Agent or Trustees), to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind-up its affairs.

                                                                   Annex B

                            CERTIFICATE OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                SCAN-OPTICS, INC.

         Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), Scan-Optics, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

FIRST:   The name of the Corporation is Scan-Optics, Inc.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") was originally filed with the Secretary of State of the State of Delaware on July 16, 2004.

THIRD: On [___________ __, 2005] the board of directors of the Corporation duly adopted a resolution setting for the following amendment to the Certificate of Incorporation (the "Amendment"):

         That the first and second sentences of Article Seventh, Section 1 of the Certificate of Incorporation be amended to read in its entirety as follows:

         "The management of the business and the conduct of the affairs of the Corporation, including the election of the Chairman of the Board of Directors, if any, the President, the Treasurer, the Secretary, and other principal officers of the Corporation, shall be vested in a Board of Directors of no fewer than one nor more than nine directors. The directors of the Corporation shall be divided into three classes, namely, Classes I, II and III, as nearly equal in number as possible."

FOURTH: On [___________ __, 2006], at a special meeting of the stockholders of the Corporation, duly held and called upon notice in accordance with Section 222 of the DGCL, the requisite number of shares as required by statute and the Certificate of Incorporation were voted for the Amendment.

FIFTH: This Amendment was duly adopted in accordance with the provisions of
Section 242 of the DGCL.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed pursuant to Section 103(a)(2) of the DGCL by the undersigned duly authorized officer of the Corporation, as of the ___ day of _______, [2006].


                                          SCAN-OPTICS, INC.


                                          By:___________________________
                                                Name:  Scott Schooley
                                                Title: President and Secretary

                                                                     Appendix 1


       Scan-Optics, Inc. financial statements, selected financial data and Management's Discussion and Analysis from the Scan-Optics Form 10-K for the year ended December 31, 2004

SCAN-OPTICS, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                           December 31
(thousands, except share data)                           2004      2003
--------------------------------------------------------------------------------

Assets
Current Assets:
  Cash and cash equivalents                            $   477   $   585
  Accounts receivable less allowance of $238 in 2004
         and $1,134 in 2003                              4,314     6,043
  Unbilled receivables - contracts in progress             298       415
  Inventories                                            7,461     7,282
  Prepaid expenses and other                               389       597
                                                 -------------------------------
    Total current assets                                12,939    14,922


Equipment and Leasehold Improvements:
  Equipment                                              3,386     3,682
  Leasehold improvements                                 4,089     4,010
  Office furniture and fixtures                            557       745
                                                 -------------------------------
                                                         8,032     8,437
  Less accumulated  depreciation and amortization        7,095     7,422
                                                 -------------------------------
                                                           937     1,015



Goodwill                                                 9,040     9,040
Other assets                                             1,422     1,096
                                                 -------------------------------

Total Assets                                           $24,338   $26,073
                                                 ===============================




                                                                    December 31
(thousands, except share data)                                    2004        2003
--------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                             $  2,822    $  2,323
  Note payable                                                    1,000
  Salaries and wages                                                702       1,484
  Taxes other than income taxes                                     641         758
  Income taxes                                                       68         189
  Deferred revenue                                                3,408       2,787
  Customer deposits                                                 143         929
  Other                                                           1,243       1,495
                                                        ------------------------------
    Total current liabilities                                    10,027       9,965

                    Notes payable                                10,605       7,989
  Other liabilities                                                 537       1,390
  Mandatory redeemable preferred stock, at redemption value:
    Series B, 3,800,000 shares issued and outstanding                         4,286
    Series I, 420,857 shares issued and outstanding                 855
                                                        ------------------------------
    Total Liabilities                                            22,024      23,630

Stockholders' Equity
  Preferred stock, par value $.02 per share, authorized
    5,000,000 shares
  Common stock, par value $.02 per share:
    authorized 65,000,000 shares; 41,865,077 issued
      at December 31, 2004 and 7,439,732 issued
        at December 31, 2003, including treasury shares             837         149
  Capital in excess of par value                                 41,651      38,354
  Accumulated retained-earnings deficit                         (36,339)    (32,570)
  Accumulated other comprehensive loss - currency
    translation adjustment                                       (1,189)       (844)
                                                        ------------------------------
                                                                  4,960       5,089

    Cost of common stock in treasury, 413,500 shares             (2,646)     (2,646)
                                                        ------------------------------
      Total stockholders' equity                                  2,314       2,443
                                                        ------------------------------
  Total Liabilities and Stockholders' Equity                   $ 24,338    $ 26,073
                                                        ==============================
See accompanying notes



SCAN-OPTICS, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 Year Ended December 31
(thousands, except share data)            2004           2003           2002
--------------------------------------------------------------------------------

Revenues
     Hardware and software          $     11,883    $     16,044    $     11,292
     Professional services                 5,925           5,474           6,550
     Access services                      10,933          10,563          11,499
                                  ----------------------------------------------
         Total revenues                   28,741          32,081          29,341

Costs of Revenue
     Hardware and software                 9,655          10,690           7,816
     Professional services                 2,873           2,717           2,899
     Access services                       8,980           8,813           8,539
                                  ----------------------------------------------
         Total costs of revenues          21,508          22,220          19,254

     Gross Profit                          7,233           9,861          10,087

Gross Margin

Operating Expenses
     Sales and marketing                   3,327           3,455           3,273
     Research and development              1,955           1,267           1,798
     General and administrative            4,787           3,572           3,566
     Interest                                867             856             846
                                  ----------------------------------------------
         Total costs and expenses         10,936           9,150           9,483
                                  ----------------------------------------------

Operating income (loss)                   (3,703)            711             604

Other income, net                              5             133             419
                                  ----------------------------------------------

Income (loss) before income taxes         (3,698)            844           1,023

     Income taxes (benefit)                   71            (142)             81
                                  ----------------------------------------------

Net Income (Loss)                   $     (3,769)   $        986    $        942
                                  ==============================================

Basic earnings (loss) per share     $       (.18)   $        .14    $        .13
                                  ==============================================

Basic weighted-average shares         20,890,686       7,026,232       7,026,232
                                  ==============================================

Diluted earnings (loss) per share   $       (.18)   $        .13    $        .13
                                  ==============================================

Diluted weighted-average shares       20,890,686       7,806,491       7,317,437
                                  ==============================================

See accompanying notes.



SCAN-OPTICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF
STOCKHOLDERS' EQUITY

                                                                                  Accumulated   Accumulated
                                               Common Stock         Capital in    Retained-       Other
     (thousands, except share data)    --------------------------   Excess of     Earnings     Comprehensive   Treasury
                                         Shares        Amount       Par Value      Deficit         Loss        Stock        Total
----------------------------------------------------------------------------------------------------------------------------------

Balance January 1, 2002               7,439,732    $       149  $    38,354   $   (34,498)   $      (999)   $  (2,646)   $     360

Net income                                                                            942                                      942
Currency translation adjustments                                                                      81                        81

                                                                                                                         ---------
Comprehensive income                                                                                                         1,023
----------------------------------------------------------------------------------------------------------------------------------

Balance December 31, 2002             7,439,732            149       38,354       (33,556)          (918)      (2,646)       1,383

Net income                                                                            986                                      986
Currency translation adjustments
                                                                                                      74                        74
                                                                                                                         ---------
Comprehensive income                                                                                                         1,060
----------------------------------------------------------------------------------------------------------------------------------

Balance December 31, 2003             7,439,732            149       38,354       (32,570)          (844)      (2,646)       2,443

Net loss                                                                           (3,769)                                  (3,769)
Currency translation adjustments                                                                    (345)                     (345)
                                                                                                                         ---------
Comprehensive loss                                                                                                          (4,114)




                                      -52-




Exchange of common stock for debt    34,425,345            688        3,712                                                  4,400
Common stock issuance costs                                            (606)                                                  (606)
Fair value of stock options issued
 to non-employees                                                       191                                                     191
----------------------------------------------------------------------------------------------------------------------------------

Balance December 31, 2004            41,865,077    $       837  $    41,651   $   (36,339)   $    (1,189)   $  (2,646)   $   2,314
==================================================================================================================================

See accompanying notes.





SCAN-OPTICS, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                    Year Ended December 31
(thousands)                                                     2004         2003        2002
------------------------------------------------------------------------------------------------
Operating Activities
     Net income (loss)                                       $ (3,769)   $    986    $    942
         Adjustments to reconcile net income (loss) to net
     cash provided (used) by operating activities:
         Depreciation                                             404         426         425
         Amortization of customer service inventory and
             development costs                                  2,134       1,885       2,355
         Amortization of deferred debt costs                      119
         Accretion of interest on debt                            105
         Accretion of interest on preferred stock                 128         486         254

         Fair value of common stock options granted to
                non-employees                                     191
         Provision for losses on accounts receivable              567          22          35
         Provision for slow-moving inventory                      527                      50
         Reversal of previously recorded liabilities                         (183)       (369)
         Changes in operating assets and liabilities:
             Accounts receivable                                1,279        (549)       (668)
             Inventories                                       (2,648)        (28)     (2,634)
             Prepaid expenses and other                           208          (6)        (87)
             Accounts payable                                     499         232        (819)
             Accrued salaries and wages                          (782)        457        (353)
             Taxes other than income taxes                       (117)        257         (23)
             Income taxes                                        (121)        144          40
             Deferred revenue                                     621         570         116
             Customer deposits                                   (786)       (379)        801
             Other                                               (767)     (1,283)       (233)
                                                             ------------------------------------
        Net cash provided (used) by operating activities       (2,208)      3,037        (168)

Investing Activities
     Acquisition related settlement                                                       209
     Purchases of plant and equipment, net                       (329)       (173)        (79)
                                                             ------------------------------------
        Net cash provided (used) by investing activities         (329)       (173)        130


Financing Activities
     Debt and equity transaction costs                         (1,082)
     Proceeds from borrowings                                   5,711       7,650       4,376
     Principal payments on borrowings                          (2,200)    (10,203)     (5,726)
                                                             ------------------------------------
        Net cash provided (used) by financing activities        2,429      (2,553)     (1,350)

Increase (decrease) in cash and cash equivalents                 (108)        311      (1,388)
Cash and cash equivalents at beginning of year                    585         274       1,662
                                                             ------------------------------------




                                      -54-

Cash and Cash Equivalents at End of Year                     $    477    $    585    $    274
                                                             ====================================

Supplemental Cash Flow Information
Interest paid                                                $    626    $    732    $    667
                                                             ====================================
Income taxes paid                                            $    126    $     24    $     44
                                                             ====================================

See accompanying notes.



SCAN-OPTICS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS

Scan-Optics, Inc. and its subsidiaries (collectively, the Company) combine technology, experience and expertise to develop cost-effective solutions for applications that include government, insurance, assessment, transportation, financial and order entry. The Company's systems, software and services are marketed worldwide to commercial and government organizations either directly by the Company's sales organization or through distributors. The Company also markets with system integrators and specialized niche suppliers. The Company's business is vulnerable to a number of factors beyond its control. These factors include (1) the effect of a weakening in the domestic and international economies, which potentially impacts capital investments by customers, (2) the cyclical nature of funding within federal and state government agencies, (3) competition from similar products, (4) the implementation of other technologies, which may provide alternative solutions to customers, and (5) the stability of sole source suppliers.

NOTE B -  ACCOUNTING POLICIES

Basis of Presentation: The consolidated financial statements include the accounts of Scan-Optics, Inc. and its subsidiaries, all wholly-owned. All intercompany accounts and transactions have been eliminated in the consolidated financial statements. Certain amounts have been reclassified to conform to the current year presentation.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in them, including the accompanying notes. While management believes that the estimates and related assumptions used in the preparation of these financial statements are appropriate, actual results could differ from those estimates. Significant estimates included in the financial statements relate to asset valuation allowances for potentially uncollectible accounts receivable; slow-moving and obsolete inventories; and deferred income tax assets. Further, other significant estimates relate to revenue recognition

Foreign Currency Translation: All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Statement of operations accounts have been translated using the average exchange rate for the year. The gains and losses resulting from the changes in exchange rates from year to year have been reported in accumulated other comprehensive loss, a component of Stockholders' Equity.

Cash Equivalents: Highly liquid investments purchased with maturities of three months or less when purchased are considered cash equivalents.

Accounts Receivable and Revenue Recognition: Revenues relating to sales of certain equipment (principally optical character recognition equipment) are recognized upon acceptance, shipment, or installation depending on the contract terms and conditions. When customers, under the terms of specific orders or contracts, request the Company to manufacture and invoice the equipment on a bill and hold basis, the Company recognizes revenue based on an acceptance test that is certified by the customer (Note O). When right of return exists, the Company recognizes revenue in accordance with SFAS 48, Revenue Recognition When Right of Return Exists. Returns were not significant for any period presented. At December 31, 2004 two customers represent 30% and 17%, respectively, of accounts receivable. At December 31, 2003 one customer represented 33% of accounts receivable.

Revenues under systems integration and professional services contracts are recognized on a proportionate performance basis, based on the ratio of earned revenue to total contract price, after considering accumulated costs and estimated costs to complete each contract or when services have been performed and accepted, depending on the nature of the individual project. Under fixed price contracts, the Company may encounter, as has been the case with certain contracts in prior years, cost overruns caused by project management problems and the expense of hiring outside contractors to assist in project completions, as well as changes to previously agreed upon project designs. Adjustments to contract cost estimates are made in the periods in which the facts requiring such revisions become known. When the estimates indicate a loss on a particular contract, such a loss is provided for in the period it is identified. No significant losses were required to be provided for any period presented.

The Company provides maintenance services under contracts with terms ranging from nine to 36 months. Revenues on activated contracts are recognized over the term of the contract as the Company fulfills its obligation for performance. Commencing in the fourth quarter of 2004, revenues on contracts that are not expected to be activated are recognized over the estimated final term for which the Company may possibly be required to perform. Under this change in accounting estimate, the Company recognized $405,000 of revenues on contracts for which its obligation to perform is remote.

Accounts receivable are recognized when billed under the contract terms. Based on certain pre-negotiated contract terms billings may not coincide with revenue recognition. Revenues earned but not yet billable are shown as unbilled receivables until the customer is actually invoiced in accordance with the contract terms.

An allowance for potentially uncollectible accounts receivable is provided based on management's assessment of each customer's current financial condition, general economic and industry conditions and past experience. Accounts receivable are charged to the allowance when deemed uncollectible.

Inventories: Inventories of materials and component parts, and in-process and finished goods are stated at the lower of cost (first-in, first-out method) or market. The Company periodically provides for obsolete and slow-moving inventories based on historical usage, future requirements and anticipated demand. The fourth quarter of 2004 includes a provision of $527,000 for slow-moving inventory. As of December 31, 2004 allowances for obsolete and slow-moving inventories were $1,764,000 ($1,268,000 as of December 31, 2003). Service parts held and restricted primarily for customer use under maintenance contracts are amortized over four years. As such, service parts are stated at amortized cost which is reviewed periodically for reasonableness.

Equipment and Leasehold Improvements: Equipment and leasehold improvements are stated on the basis of cost. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets, which range from 3 to 10 years. Leasehold improvements are amortized over the useful life of the improvements or the life of the lease, whichever is shorter.

Other Assets: Other assets consist primarily of capitalized software development costs and deferred debt costs. Certain internal and external software development costs are capitalized in accordance with FASB Statement No. 86, Accounting for the Costs of Software to be Sold, Leased, or Otherwise Marketed. These costs are amortized on a straight-line basis over the estimated economic life of the software. Related amortization is greater than that computed on a units sold basis. Deferred debt costs are being amortized over the term of the debt.

Asset Impairment: Goodwill and other long-lived assets are reviewed at least annually for impairment or whenever facts and circumstances suggest they may be impaired. There were no impairments for any of the years presented.

Goodwill: Goodwill consists of the excess of cost over the fair value of identifiable net assets of businesses acquired. Goodwill is carried at cost, less amortization thereon to January 1, 2002; the carrying amount of goodwill is not in excess of its estimated recoverable amount.

Fair Value of Financial Instruments: The carrying amounts reported in the balance sheets for accounts receivable, accounts payable, and accrued expenses and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair values of the revolving credit facility and term loan are determined using current interest rates for similar instruments, as of December 31, 2004 and 2003 and approximate the carrying value of these financial instruments.

Shipping Costs: Shipping costs are included in costs of revenue.

Advertising Costs: The Company expenses the production costs of advertising the first time the advertising takes place. Advertising costs ($171,000 in 2004, $10,000 2003, and $12,000 in 2002) are included in selling, general and administrative expenses.

Income Taxes: Deferred income taxes are provided for on differences between the income tax and the financial reporting bases of assets and liabilities at the statutory tax rates that will be in effect when the differences are expected to reverse. A valuation allowance for deferred tax assets is recorded to the extent the Company cannot determine that the ultimate realization of net deferred tax assets is more likely than not. In making such determination, the Company may consider estimated future reversals of existing temporary differences, estimated future earnings and available tax planning strategies. To the extent that the estimates of these items are reduced or not realized, the amount of the deferred tax assets considered realizable could be adversely affected.

Stock Based Compensation: The Company generally grants stock options to key employees and members of the Board of Directors with an exercise price equal to the fair value of the shares on the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees and, accordingly, recognizes no compensation expense for the stock option grants. Therefore, the Company has elected the disclosure provisions only of FASB Statement No. 123, Accounting for Stock-Based Compensation. Options granted to non-employees are recorded at fair value.

The Company recognized compensation expense of $191,000 in 2004 associated with options granted to non-employees.

Pro forma information regarding net income (loss) and earnings (loss) per share determined as if the Company granted stock options under the fair value method is required by FASB Statement No. 123. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model.

For the purpose of pro-forma disclosures, the estimated fair value of the stock options at the date of grant was determined using a Black-Scholes option pricing mode and is expensed ratably over the vesting period of the grant, which is 36 months for key employees and 6 months for nonemployee members of the Board of Directors. Options for senior management that were granted on December 31, 2001 as part of the previous debt restructuring vested over six months. The Company's pro-forma information is as follows:



                                                                                   Year Ended December 31
    (thousands, except per share amounts)                                  2004             2003            2002
    -------------------------------------------------------------- ---------------- --------------- ----------------


                                      -58-


    Net income (loss), as reported                                 $    (3,769)     $        986    $        942
    Stock option expense                                                  (815)              (93)           (199)
                                                                   ---------------- --------------- ----------------
    Pro forma net income (loss)                                    $    (4,584)     $        893    $        743
                                                                   ================ =============== ================

    Basic earnings (loss) per share, as reported                   $      (.18)     $        .14    $        .13
    Stock option expense                                                  (.04)             (.01)           (.03)
                                                                   ---------------- --------------- ----------------
    Pro forma basic earnings (loss) per share                      $      (.22)     $        .13    $        .10
                                                                   ================ =============== ================

    Diluted earnings (loss) per share, as reported                 $      (.18)     $        .13    $        .13
    Stock option expense                                                  (.04)             (.01)           (.03)
                                                                   ---------------- --------------- ----------------
    Pro forma diluted earnings (loss) per share                    $      (.22)     $        .12    $        .10
                                                                   ================ =============== ================




The weighted-average fair value price of options granted was $.21, $.27 and $.34 for 2004, 2003, and 2002, respectively.

Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The assumptions used in the valuation model were: expected life - 10 years; risk free interest rate of 4%, 3% and 7% for 2004, 2003, and 2002, respectively; and expected volatility of ..786, 1.102, and 1.39 for 2004, 2003, and 2002, respectively.

Earnings (Loss) Per Share: The following table sets forth the computation of basic and diluted earnings (loss) per share:



                                                                             Year Ended December 31
(thousands, except share data)                                  2004                    2003                   2002
                                                      ----------------------- ---------------------- ----------------------

Numerator:
     Net earnings (loss)                                  $       (3,769)         $           986        $           942
                                                      ======================= ====================== ======================

Denominator:
     Denominator for basic earnings (loss)
     per share (weighted-average shares)                       20,890,686               7,026,232              7,026,232

     Effect of dilutive securities:
     Employee stock options                                                               780,259                291,205
                                                      ----------------------- ---------------------- ----------------------

     Denominator for diluted earnings (loss)
       per share (adjusted weighted-average
       shares and assumed conversions)                         20,890,686               7,806,491              7,317,437
                                                      ======================= ====================== ======================

Basic earnings (loss) per share                           $         (.18)         $           .14        $           .13
                                                      ======================= ====================== ======================

Diluted earnings (loss) per share                         $         (.18)         $           .13        $           .13
                                                      ======================= ====================== ======================


New Accounting Pronouncements:

Statement of Financial Accounting Standards (FAS) No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4 requires that abnormal amounts of idle capacity and spoilage costs should be excluded from the cost of inventories and expensed when incurred. FAS No. 151 is effective for fiscal periods beginning after June 15, 2005. The Company does not expect this standard to have a material effect on its financial statements upon adoption.

FAS No. 123R, Share-Based Payment requires that a public entity measure the cost of equity based service awards based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award or the vesting period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. A public entity will initially measure the cost of liability based service awards based on current fair value. The fair value of those awards will be re-measured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite period be recognized as compensation cost over that period. FAS 123R is required for fiscal periods beginning after June 15, 2005. The Company has not yet attempted to evaluate the likely effects on its financial statements.

NOTE C - UNBILLED RECEIVABLES - CONTRACTS IN PROGRESS

Unbilled amounts in accounts receivable under contracts in progress were $.3 million and $.4 million at December 31, 2004 and 2003, respectively, and are recoverable from the customer upon completion of the phase or milestone. The Company estimates that substantially all unbilled amounts will be collected in 2005.


NOTE D - INVENTORIES

The components of inventories were as follows:
                                                               December 31
(thousands)                                               2004             2003
-------------------------------------------------------------------------------
Finished goods                                       $      57          $    57
Work-in-process                                            644            1,066
Service parts                                            2,713            3,291
Materials and component parts                            4,047            2,868
                                                     --------------------------
                                                     $   7,461          $ 7,282
                                                     ==========================


NOTE E - OTHER ASSETS

The following table summarizes other assets:


                                                          December 31,
                                                    2004               2003
                                               ---------------- ---------------

Software development cost                         $     1,120       $      960
Deferred debt costs                                       476                -
Cash surrender value of life insurance policy             137              136
                                               ---------------- ---------------
                                                        1,733            1,096
Accumulated amortization                                 (311)               -
                                               ---------------- ---------------
                                                  $     1,422       $    1,096
                                               ================ ===============



The Company capitalized software development costs of $160,000 and $960,000 in 2004 and 2003, respectively. The Company commenced amortizing these costs in 2004 over a five year period. Total amortization of software development costs was $192,000 in 2004. In connection with the new credit agreement disclosed in Note F, the Company incurred $1,082,000 of transaction costs of which $476,000 were allocated to debt. These costs were deferred and are being recognized in expense over the three year term of the credit agreement. Total amortization of deferred debt costs was $119,000 in 2004.

The estimated aggregate amortization expense for each of the next five succeeding years follows: 2005 - $384,000, 2006 - $384,000, 2007 - $264,000,
2008 - $225,000, and 2009 - $28,000.

NOTE F - CREDIT ARRANGEMENTS

Effective March 30, 2004, the Company entered into a new credit agreement (the Credit Agreement) with lenders affiliated with Patriarch Partners, LLC. (the Lenders). Among other things, under the Credit Agreement the Company's existing revolving and term loans with outstanding amounts of $9.0 million were exchanged for a $9.0 million term loan, a $2.5 million revolving credit facility and a $1.5 million term loan working capital facility. The $9.0 million term loan bears interest at prime plus 2% and is payable in two annual installments of $90,000 on April 1, 2005 and 2006 with the balance of $8,820,000 due on March 30, 2007.

In the second quarter of 2004, the Company borrowed $1.5 million under the term loan working capital facility of the Credit Agreement. Such borrowings bear interest at prime. The Credit Agreement requires the Company to repay the borrowed amount plus $500,000 at March 30, 2007. The additional $500,000 is being expensed as interest and accreted to debt over the term of the loan.

As of December  31,  2004,  $1 million was  outstanding  under the $2.5  million
revolving  credit  facility  portion  of  the  Credit   Agreement.   Outstanding
borrowings bear interest at prime plus 2% and are due March 30, 2007.

As part of the Credit Agreement the Company is required to meet financial covenants with respect to backlog, capital expenditures and EBITDA. The Company is in compliance with the modified covenants.

On August 6, 2004, the Company completed a recapitalization with its Lenders, which had been approved by the Company's shareholders on July 15, 2004. The recapitalization included, among other terms, the cancellation of the $3.8 million of Mandatorily Redeemable Series B Preferred Stock, including dividends of $0.6 million and outstanding warrants held by the Lenders, in exchange for 34,425,345 shares of Common Stock. As such, the Lenders own 79.8% of the fully-diluted Common Stock of the Company at the date of issuance, subject to dilution for certain current and future compensatory stock options granted by the Company. Due to the compensatory stock options, 6,470,929 shares are redeemable if the 2001 executive options are exercised. The Company also issued an aggregate of 420,857 shares of 4% Series I Preferred Stock with a mandatory redemption on March 30, 2007 for $841,714 plus unpaid dividends at 4%.

Effective upon the closing of the recapitalization on August 6, 2004, the maturity date for all of the Company's secured indebtedness to the Lenders was extended through March 30, 2007.

Borrowings under the Credit Agreement are secured by all of the Company's assets.

NOTE G - CAPITAL STOCK

An amended and restated certificate of incorporation was approved by the shareholders at the Company's annual meeting held July 15, 2004. As such, the total authorized capital stock of the Corporation is 70,000,000 shares consisting of 65,000,000 shares of Common Stock, par value $.02 per share and 5,000,000 shares of Preferred Stock, par value $.02 per share. As of December 31, 2004 420,857 shares of Preferred Stock have been designated as Series I, with dividends at 4%, and are outstanding.

On August 6, 2004, the Company issued 420,857 shares of Series I Preferred Stock in exchange for cancellation of lease obligations aggregating $842,000 that the Lenders acquired from the lessor. The Series I Preferred Stock and accrued 4% annual dividends are redeemable March 30, 2007. As of December 31, 2004 the carrying value of Preferred Stock is $855,000. Accumulated deferred dividends were $13,000 as of December 31, 2004.

The recapitalization which was effective August 6, 2004 included, among other terms, the cancellation of the 380,000 shares of $3.8 million mandatorily redeemable Series B Redeemable Preferred Stock, par value $.02, the cancellation of existing warrants exercisable for Common Stock held by the Lenders, and the issuance of 34,425,345 shares of Common Stock of the Company to the Lenders. There are 41,451,577 shares issued and outstanding as of December 31, 2004. There are also 413,500 shares of treasury stock.

At December 31, 2004, the Company had reserved 1,292,983 shares of common stock for the issuance or exercise of stock options.

NOTE H - STOCK OPTION PLANS

The Company has six stock option plans for key employees and board members. Options granted under the plans are for a period of ten years and at prices not less than 85% of the fair market value of the shares at date of grant. Options for employees are not exercisable for one year following the date of grant and then are exercisable in such installments during the period prior to expiration, as the Stock Option and Executive Compensation Committee shall determine. Options for senior management that were granted on December 31, 2001 as part of the total debt restructuring are not exercisable until six months after the grant thereof and certain other options granted in 2004 under the senior executive stock option plan were exercisable in full upon grant of such option. Options for Directors are also not exercisable until six months after the grant thereof. Options may be exercised from time to time, in part or as a whole, on a cumulative basis as determined by the Stock Option and Executive Compensation Committee under all stock option plans.

The following schedule summarizes the changes in stock options for each of the three years in the period ended December 31, 2004:



                                                                       Number of            Weighted      Option Price
                                                                        Shares           Average Price      Per Share
--------------------------------------------------------------------------------------------------------------------------
Outstanding January 1, 2002 (782,261 exercisable)                       2,198,083  $        1.41       $  .24   to  $9.19
     Granted                                                               30,000            .34          .34   to    .34
     Canceled                                                            (236,800)          1.65          .24   to   9.19
                                                           ---------------------------------------------------------------
Outstanding December 31, 2002 (1,869,142 exercisable)                   1,991,283           1.37          .24   to   9.19

2003 Activity
-------------
     Granted                                                              717,500            .29          .28   to    .55
     Canceled                                                             (56,100)          2.67          .31   to   3.88
                                                           ---------------------------------------------------------------
Outstanding December 31, 2003 (1,970,183 exercisable)                   2,652,683           1.05          .24   to   9.19

2004 Activity
--------------
     Granted                                                            5,485,929            .25          .25   to    .66
     Canceled                                                          (1,153,608)           .90          .24   to   7.50

                                                           ---------------------------------------------------------------
Outstanding December 31, 2004 (6,579,984 exercisable)                   6,985,004  $         .45      $   .24   to  $9.19
                                                           ===============================================================




The weighted-average price of options exercisable was $.46, $1.31 and $1.43 at December 31, 2004, 2003, and 2002, respectively. The weighted-average remaining contractual life of the options outstanding at December 31, 2004 was 9 years.




                                 Options Outstanding                                                  Options Exercisable
-------------------------------------------------------------------  ---------------------------------------------------------------

                                                      Weighted
                                                      Average
                                                     Remaining             Weighted                                      Weighted
                                   Number           Contractual            Average                     Number             Average
Range of Exercise Prices        Outstanding         Life (Years)         Exercise Price           Exercisable         Exercise Price
---------------------------- ------------------- ------------------- --------------------- --- ------------------- -----------------
$  .24 to $ .60                       6,540,671          9                     $      .25          6,135,651         $      .25
$  .61 to $1.50                         122,500          7                            .88            122,500                .88
$1.51 to $3.75                          246,333          3                           3.39            246,333               3.39
$3.76 to $9.19                           75,500          2                           6.98             75,500               6.98
---------------------------- ------------------- ------------------- --------------------- --- ------------------- -----------------
                                      6,985,004                                                   6,579,984
                             ===================                                               ===================



At December 31, 2004 there were 3,470,511 options available for grant of which 261,500 were reserved for the Directors.

NOTE I - RESEARCH AND DEVELOPMENT AGREEMENTS

During 2004, 2003 and 2002, the Company completed a number of small custom development contracts for specific customers resulting in revenue of approximately $79,000, $200,000 and $43,000, respectively. These revenues offset the related costs incurred for this development. The ownership of these technologies remains with the Company. No royalties or other considerations are required as part of these agreements.


NOTE J - EMPLOYEE BENEFITS

The Company maintains a Retirement Savings Plan for United States employees. Under this plan, all employees may contribute up to 15% of their salary to a retirement account up to the maximum amount allowed by law. Starting in 1997, the Company contributed an amount equal to 50% of the first 6% contributed by the participant; in 2001, the employer match was increased to 67% of the first 6%. The Company's contributions to this plan were $378,000, $346,000 and $346,000, in 2004, 2003 and 2002, respectively. Effective January 15, 2005 the Company suspended its matching contribution.

The Company sponsors an Employee Stock Ownership Plan (the "Plan") covering substantially all full-time employees. The Plan, which is a tax qualified employee benefit plan, was adopted by the Board of Directors of the Company in 1988 to provide retirement benefits for employees. The Plan borrowed $1,325,000 to purchase 260,000 shares of the Company's stock to be allocated to participants ratably over a ten year period. The ESOP loan was guaranteed by the Company and the outstanding balance of the loan was repaid in 1991. At December 31, 1998, all shares had been allocated. The Company did not allocate any additional shares to the Plan in 2004, 2003 or 2002. The Company, at its discretion, may make annual allocations to the Plan in the future. There were no expenses related to the Plan in 2004, 2003 and 2002.

The Company terminated the Plan effective December 31, 2003; its assets are expected to be distributed in 2005. There will be no significant financial impact to the Company.

NOTE K - INCOME TAXES

At December 31, 2004, the Company has U.S. federal and state operating loss carry forwards of approximately $32,400,000 and $29,900,000 respectively. The U.S. federal and state net operating loss carry forwards expire from 2005 through 2024. In 2004 the Company's ability for utilization of net operating loss carry forwards was significantly restricted due to the change in control as a result of the recapitalization (see Note F for further details). At December 31, 2004, the Company has approximately $3,500,000 and $800,000 of net operating loss carry forwards for the United Kingdom and Germany, respectively. These loss carry forwards expire from 2005 through 2014. There are no net operating loss carry forwards for Canada.

A summary of income (loss) before income taxes follows:


                                                     Year Ended December 31
(thousands)                                      2004             2003           2002
---------------------------------------------------------------------------------------

Domestic                                 $    (3,739)       $    708        $     811
Foreign                                           41             136              212
                                         ---------------------------------------------
Income (loss) before income taxes        $    (3,698)       $    844        $   1,023
                                         ==============================================

Income taxes (benefit) follow:

                                                     Year Ended December 31
(thousands)                                      2004            2003           2002
---------------------------------------------------------------------------------------
Current :

  State                                   $       30        $     40         $     80
  Federal benefit                                               (321)
  Foreign                                         41             139                1
                                          --------------------------------------------
Total current                                     71            (142)              81


  Deferred                                        -                -                -
                                          --------------------------------------------
Total                                     $       71        $   (142)         $    81
                                          ============================================


Significant components of deferred income tax assets and (liabilities) follow:

                                                        December 31
(thousands)                                          2004        2003
-------------------------------------------------------------------------
 Deferred income tax assets:

   Net operating loss carry forward               $ 13,890    $ 12,109
   Alternative minimum tax credit carry forward        168         168
   Foreign equipment                                    92          92
   Inventories                                         807         584
   Bonus accrual                                                    26
   Accounts receivable allowance                        81         354
    Vacation accrual                                   202         183
   Other                                               110         109
                                                 ------------------------
      Total deferred income tax assets              15,350      13,625

Deferred income tax liabilities:
Goodwill                                              (511)       (175)

Plant and equipment                                   (215)       (151)
                                                 ------------------------
      Total deferred income tax liabilities           (726)       (326)

Valuation allowance                                (14,624)    (13,299)
                                                 ------------------------
      Net deferred income tax                     $   --      $   --
                                                 ========================


A reconciliation of income taxes computed using the U.S. statutory rate to the provision (benefit) for income taxes follows:


                                                      Year Ended December 31
                                                    2004       2003      2002
------------------------------------------------------------- ------------------
Federal income taxes at statutory rate           $(1,271)   $   287    $   348
    State income taxes, net of federal benefit        30         66         80

    Foreign income taxes                              41         93

    Valuation allowance, net
        of deferred income
       tax adjustments                             1,271       (382)      (348)
    Adjustment of tax reserves
Other                                                          (206)
                                                                             1
                                                 -------------------------------

Provision (benefit) for income taxes             $    71    $  (142)   $    81
                                                 ===============================



The tax reserve decrease in 2003 of $206,000 or $.03 per diluted share is directly related to the reduction of potential tax exposures associated with certain state and foreign items.

NOTE L - LEASE COMMITMENTS

The Company's principal lease commitment is for its corporate office and manufacturing facility in Manchester, Connecticut. This lease expires on December 31, 2006. The Company also has capital leases for office equipment. Minimum rental payments for these noncancelable leases, with terms of one year or more as of December 31, 2004, follow:


(thousands)                                     Operating Leases  Capital Lease

   2005                                              $ 450        $     84
   2006                                                448              74
   2007                                                 52              67
   2008                                                 52
   2009                                                 52
   Thereafter                                          208
                                                   ------------------------
   Total minimum lease payments                    $ 1,262             225
                                                   =======
   Amounts representing interest                                       (35)
                                                                       ----
   Present value of net minimum lease payments                    $    190
                                                                  =========

Rental expense for 2004, 2003, and 2002 was $445,000, $470,000, and $681,000,
respectively.

The cost of assets recorded under capital leases and accumulated depreciation thereon was $322,000 and $125,000 as of December 31, 2004 ($322,000 and $43,000,
at December 31, 2003). All assets under capital leases are classified as equipment. Amortization of assets recorded under capital leases is included in depreciation expense.

Long term capital leases are included in other long term liabilities on the balance sheet.

NOTE M - CONTINGENCIES

As of December 31, 2004, the Company had settled all outstanding claims and contingencies pending during 2004 with no significant effect on cash flows or operating results.

NOTE N - SEGMENT INFORMATION

The Company views its business in three distinct operating segments: Solutions and Products, Access Services and Contract Manufacturing Services. Revenues are used by management as a guide to determine the effectiveness of the individual segment. The Company manages its operating expenses through a traditional functional perspective and accordingly does not report operating expenses on a segment basis.



                                                         Year Ended December 31
(thousands)                                           2004       2003      2002
------------------------------------------------------------------------------------

Revenues
  Solutions and products                           $ 15,886    $ 21,108   $ 16,376
  Access services                                    10,933      10,563     11,499
  Contract manufacturing services                     1,922         410      1,466
                                                 ---------------------------------
    Total revenues                                   28,741      32,081     29,341

Cost of solutions and products                       12,528      13,407     10,715
Service expenses                                      8,980       8,813      8,539
                                                 ---------------------------------

    Gross profit margin                               7,233       9,861     10,087

  Operating expenses, net                            10,931       9,017      9,064

                                                 ---------------------------------

Income (loss) before income taxes                    (3,698)   $    844   $  1,023
                                                 =================================

Total assets                                       $ 24,338    $ 26,073   $ 26,406
                                                 =================================
Total expenditures for additions to long-lived
assets                                             $    329         173   $     79
==================================================================================



         The Solutions and Products Division includes the sale of hardware and software products as well as professional services. Contract Manufacturing Services provides assembly and test services under contracts with customers who develop and sell a variety of equipment.


In 2004 the Company derived 11% of its total revenue from Mitsui & Co Ltd., one of the Company's distributors in Japan. In 2003, the Company derived 23% of its total revenue from Northrop Grumman, IT Inc. No other customer accounted for more than 10% of total revenue for any year presented.

The Company has international distributors located in 13 countries and covering six continents. All international sales other than sales originating from the UK and Canadian subsidiaries are denominated in United States dollars. Changes in the economic climates of foreign markets could have an unfavorable impact on future international sales.

Export sales by geographic area (based on the location of the customer) were as follows:




                                            Year Ended December 31
(thousands)                   2004                    2003                 2002
------------------------------------------------------------------------------------

Latin America           $       82      2%    $        124      12%    $  72    24%
Europe                         161      5                        0       149    49
Pacific Rim                  3,302     93              944      88        81    27
                      --------------------------------------------------------------
                        $    3,545    100%    $      1,068     100%    $ 302   100%
                      ==============================================================




Export sales represented 22%, 5%, and 2% of the Solutions and Products Segment revenues for 2004, 2003, and 2002, respectively. There are no exports sales derived from the Company's Access Services Segment or Contract Manufacturing Services Segment.

NOTE O - BILL AND HOLD TRANSACTIONS

Revenues relating to sales of certain equipment (principally optical character recognition equipment) are recognized upon acceptance, shipment, or installation depending on the contract specifications. When customers, under the terms of specific orders or contracts, request that the Company manufacture and invoice the equipment on a bill and hold basis, the Company recognizes revenue based upon an acceptance test that is certified by the customer. Revenues recorded during 2004, 2003, and 2002 included bill and hold transactions of $.1 million, $2.3 million and $1.3 million, respectively. Accounts receivable included bill and hold receivables of $.1 million at December 31, 2004. There were no accounts receivable associated with bill and hold transactions at December 31, 2003.

NOTE P - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

Following is a summary of quarterly results of operations.



(thousands, except per share amounts)          March      June    September    December
----------------------------------------------------------------------------------------

2004
--------
Revenues                                  $    7,333 $    6,878    $ 6,187    $ 8,343
Cost of product sales and service expenses     5,816      5,178      4,327      6,187
Net loss                                        (712)    (1,619)      (663)      (775)
Basic earnings (loss) per share                 (.10)      (.23)      (.02)      (.02)
Diluted earnings (loss) per share               (.10)      (.23)      (.02)      (.02)

2003
---------
Revenues                                       8,110      8,107      7,365      8,499
Cost of product sales and service expenses     5,527      5,374      5,227      6,092
Net income                                       196        214         12        564
Basic earnings per share                         .03        .03        .00        .08
Diluted earnings per share                       .03        .03        .00        .07




Fourth quarter 2004 net loss of $775,000 includes a provision for slow moving inventory adjustment of $527,000 or $.01 per share. In addition, the Company recognized $405,000 or $.01 per share of revenue applicable to a change in accounting estimate for revenues on maintenance service contracts for which the Company's obligation to perform is remote.

The second quarter 2004 net loss of $1,619,000 includes a $543,000 provision or $.07 per share for an account receivable as a result of the settlement of a legal action.

Fourth quarter 2003 net income of $564,000 includes a tax benefit of $206,000 or $.03 per share due to a reduction in the tax reserves.

NOTE Q - SUBSEQUENT EVENTS

On March 9, 2005, the Company received from attorneys representing James C. Mavel, the former Chief Executive Officer and President, a "notice of termination" pursuant to his Employment Agreement and asserting entitlement to severance compensation under the agreement. The Company intends to investigate the assertions promptly and raise all available defenses. While, based on currently available information, the Company does not believe that Mr. Mavel's claim to severance compensation is supported by the Employment Agreement or the facts, should Mr. Mavel's claim be supported, the Company believes that severance compensation would not exceed $1.3 million.



SCAN-OPTICS, INC. AND SUBSIDIARIES
FIVE YEAR SUMMARY OF OPERATIONS

SELECTED FINANCIAL DATA

(thousands, except share data)              2004           2003            2002           2001             2000
--------------------------------------------------- ---------------- --------------- --------------- ----------------

Total Revenues                         $     28,741    $     32,081    $     29,341   $     30,740    $     38,302
                                       ============    ============    ============   ============    ============

Income (loss) before income taxes            (3,698)            844           1,023         (6,280)        (17,709)

Income taxes (benefit)                           71            (142)             81             33              61
                                       ------------    ------------    ------------   ------------    ------------

Net Income (Loss)                      $     (3,769)   $        986    $        942   $     (6,313)   $    (17,770)
                                       ============    ============    ============   ============    ============

Basic earnings (loss) per share        $       (.18)   $        .14    $        .13   $       (.90)   $      (2.53)
                                       ============    ============    ============   ============    ============

Basic weighted-average shares            20,890,686       7,026,232       7,026,232      7,026,232       7,025,064
                                       ============    ============    ============   ============    ============

Diluted earnings (loss) per share      $       (.18)   $        .13    $        .13   $       (.90)   $      (2.53)
                                       ============    ============    ============   ============    ============

Diluted weighted-average shares          20,890,686       7,806,491       7,317,437      7,026,232       7,025,064
                                       ============    ============    ============   ============    ============

SELECTED BALANCE SHEET DATA
Total assets                           $     24,338    $     26,073    $     26,406   $     27,380    $     36,513
Working capital (deficit)                     2,912           4,957           5,394          4,184          (9,833)
Long term obligations                        11,142           9,379          10,428         11,397
Mandatory redeemable preferred stock            855           4,286           4,054          3,800
Total stockholder's equity                    2,314           2,443           1,383            360           4,307



The Company has not paid any dividends for the five-year period ended December 31, 2004.

The above financial data should be read in conjunction with the related consolidated financial statements and notes thereto.

Certain amounts have been reclassified to conform to the current year presentation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Information
Certain statements contained in this Annual Report on Form 10-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 and as such may involve known or unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to those set forth below. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference herein.

The following list is not intended to be an exhaustive list of all the risks to which the Company's business is subject, but only to highlight certain substantial risks faced by the Company. Although the Company completed a debt restructuring effective March 30, 2004 (see "Liquidity and Capital Resources" for further information), the Company remains highly leveraged and could be adversely affected by a significant increase in interest rates. A one percent increase in the prime rate would increase the annual interest cost on the outstanding loan balance at December 31, 2004 of approximately $11.6 million by $.1 million. The Company completed a recapitalization on August 6, 2004 (see "-Liquidity and Capital Resources" and Note F to the Company's Consolidated Financial Statements for further details), and as a result the Company's lenders have acquired a significant voting control and accordingly have the right and the ability to influence the way in which the Company does business, including its strategy and tactics. The Company's business could be adversely affected by downturns in the domestic and international economy. The Company's international sales and operations are subject to various international business risks. The Company's revenues depend in part on contracts with various state or federal governmental agencies, and could be adversely affected by patterns in government spending. The Company faces competition from many sources, and its products and services may be replaced by alternative technologies. Further, the Company's business could be adversely affected by technological changes.

Overview

The Company reported net loss for the year of $3.8 million or $.18 per share, compared to a net income of $1 million, or $.13 per diluted share, for 2003. The Company's ability to effectively address these issues will have a direct impact on its operating results, its ability to generate sufficient cash to fund operations and its ability to comply with existing debt covenants. The Company's operating results for 2004 were significantly adversely affected compared to 2003 by certain non-recurring and transitional events, including the settlement of outstanding litigation, the phasing out of the sale of the Company's mature line of 9000 Series scanners, the phased market introduction of varied models of the Company's new generation of SO Series scanners, and the development of new channels of distribution for the Company's hardware and software. During 2004 the Company executed a financial restructuring and recapitalization that was approved at the annual meeting on July 15, 2004. See "Liquidity and Capital Resources" and Note F to the Company's Consolidated financial statements under Item 8 of this Form 10-K. The Company continued its investment in research and development for a new image scanning platform in 2004 and introduced the first product in the SO series family during the AIIM trade show in March 2004. The SO product earned "Best in Show Award" for high-end image scanners. This success was followed by the installation of the in-line OCR version in the fourth quarter of 2004. This image scanner family was designed to satisfy the requirement of our very sophisticated customer base but is also scalable to provide excellent price performance in the competitive market space.

The Company has three major initiatives currently underway to develop sources of revenue growth and profitability. The first is to capitalize on the SO series investment and generate significant sales revenues in the high-end image scanner market both domestically and internationally. In 2004 the Company introduced its entry into the Business Process Outsourcing marketplace with initial contracts in state tax processing, warranty registration forms processing, knowledge management and business continuation services. The Company is also focused on the assessment market with "solution" content. Currently on hold is activity to add long term value through the acquisition of key strategic services or enterprises. The inability of the Company to carry out these initiatives could have a material adverse effect on revenue growth and earnings.

The first initiative is to provide cost effective solutions through the Company's development of its high-speed image transports. The Company has expanded its target market approach to include value-added resellers and distributors. It has also expanded its market coverage to include International distributors in Japan and other countries.

The second initiative is Business Process Outsourcing ("BPO") Services that offer the market access to the Company's technology and systems on a transaction basis. The Company's' BPO Services provide a low-risk, cost-effective solution for customers with requirements for document conversion services, business continuation services, knowledge management or business process outsourcing. The BPO services offer customers a high quality, ISO9001 2000 certified, turnkey outsourcing solution utilizing the Company's proprietary hardware technology, and further leveraging software skills, resources and process controls.

The third initiative is the solution focus in the assessment market. Fueled by the No Child Left Behind law, Scan-Optics has experienced significant success in this market adding significant value with our proprietary software solutions and high performance image and optical mark read (OMR) scanners.

The Access Services Division continues to provide critical support capability to customers as well as other third parties where they provide services. Through the division's 120 technical service representatives, including employees and contractors, strategically located throughout the US, the Company believes that it can provide high quality, cost effective maintenance to its existing customer base as well as new accounts.

While the Company is principally focused on achieving consistent profitability with its existing operations, the Company may consider acquiring key strategic products or enterprises. Acquisitions will be considered based upon their individual merit and benefit to the Company.


RESULTS OF OPERATIONS - 2004 VS. 2003

Total revenues decreased $3.3 million or 10% from 2003 to 2004.

Hardware and software revenue decreased $4.2 million or 26% from the prior year. North American sales decreased $3.2 million or 28%. Total international sales
increased  to  $3.5   million  in  2004   compared  to  $1.1  million  in  2003.
International sales in the Pacific Rim increased to $3.3 million due to significant scanner systems orders and spare parts sold to the Company's distributor in Japan. Sales to Europe and Latin American increased to $.2 million in 2004 compared to $.1 million in the prior year. The Company has phased out the sale and production of its mature line of 9000 Series scanners, while introducing to the market, in phases, varied models of the Company's new generation of SO Series scanners and developing new channels of distribution for the Company's hardware and software, which concurrent activities accounted for a majority of the decreased hardware and software revenue.

Professional services revenue increased to $5.9 million ($.5 million or 8% from 2003 to 2004) mainly due increased solution sales to the Company's target customer base.

Access services revenue increased to $10.9 million ($.4 million or 4% from 2003 to 2004). Commencing in the fourth quarter of 2004, revenues on contracts that are not expected to be activated are recognized over the estimated final term for which the Company may possibly be required to perform. Under this change in accounting estimate, the Company recognized $.4 million revenues on contracts for which its obligation to perform is remote. Other increases in revenue from the Company's third party maintenance business were offset by a decline in proprietary maintenance contracts.

Cost of hardware and software revenue gross margin for 2004 was 19% compared to 33% for 2003 and reflects the start up phase of the new SO Series scanners. The gross margin in 2004 included a provision of $.5 million for slow-moving inventory.

Cost of professional services revenue gross margin in 2004 was 52%, as compared to 50% in 2003. The change was mainly due to increased sales volume which results in higher utilization rates for available resources.

Cost of Access services revenue gross margin was 18% in 2004 compared to 17% in 2003 reflecting higher sales volume and a relatively fixed cost structure. Gross margin in 2004 was effected by a $.3 million provision for slow-moving inventory related to the United Kingdom.

Sales and marketing expenses decreased $.1 million or 4% from 2003, principally due to lower salary and commission expenses partially offset by increased advertising expense.

Research and development expenses increased $.7 million or 54% from 2003 mainly due to higher salary and external consulting costs in 2004. These costs were lower in 2003 due to the capitalization of certain software development costs.

General and administrative expense increased $1.2 million or 34% from 2003. The increase reflects a $.5 million provision for accounts receivable as a result of the settlement of a legal action. The remaining portion of the increase is mainly due to increased legal fees of $.2 million, stock option expense of $.2 million, health insurance claims expense of $.2 million and other expenses.

Interest expense of $.9 million remained consistent with 2003. The weighted average interest rate was 7.3% in 2004 compared to 4.8% in 2003. The increase in the weighted average interest rate is due to accretion on the $1.5 million term loan working capital facility for which the Company is obligated to repay $2 million at maturity.

Other income decreased $.1 million from 2003. In 2003, the Company recognized as other income on $.1 million for previously recorded liabilities that were no longer due or had been settled for amounts less than that previously recorded.

Income tax expense increased $.2 million from 2003 mainly for state income and foreign taxes.

RESULTS OF OPERATIONS - 2003 VS. 2002

The 2002 consolidated financial statements have been restated to reflect a change in the application of generally accepted accounting principles relating to the adjustment of certain liabilities. The Company identified certain liabilities relating to services and transactions dating back to 2002 and 2001. In 2003, the Company determined the amounts were no longer valid obligations of the Company. Further, it was determined that payment of the obligation or resolution of the circumstances originally creating the liability occurred in 2002. As a result, the liabilities should have been removed from the Company's books in 2002. The net impact of this change increased 2002 net income and earnings per share by $111,000 and $.02, respectively, representing a reduction of payables offset by required additional bonuses. The effect of income taxes was determined immaterial.

Total revenues increased $2.7 million or 9% from 2002 to 2003.

Hardware and software revenue increased $4.8 million or 42% from the prior year. North American sales increased $4.2 million or 38% due mainly to the replacement or upgrade of existing Series 9000 systems at current customer sites. The Company does not expect the replacement revenue to continue at the same level as 2003. Total international sales increased

$.6 million or 189% from 2002. International sales in the Pacific Rim increased 849% or $.7 million due to spare parts orders and a scanner system sold to the Company's distributor in Japan. Sales to Europe and Latin American decreased $.1 million from the prior year.

Professional services revenue decreased $1.1 million or 16% from 2002 to 2003 mainly due to the decrease in the service revenue component of certain hardware systems installations and difficulties in the current U.S. economy.

Access services revenue decreased $.9 million or 8% from 2002 to 2003 due mainly to a decrease in revenue from the Company's proprietary maintenance contracts as a result of lower maintenance rates for the latest generation of the Series 9000 scanner, the 9000M, as compared to the earlier Series 9000 scanner. The Company was also impacted by a few customers discontinuing maintenance due to changes in their business or the use of other technologies.

Cost of hardware and software revenue increased $2.9 million or 37% from 2002. The increase in cost is mainly due to an increase in hardware and software sales volume. In 2003, the Company recorded approximately twice the number of Series 9000 scanners sales as compared to 2002, which accounted for more revenue and therefore increased manufacturing costs. Cost of hardware and software revenue as a percentage of revenue was 67% in 2003, as compared to 69% in 2002.

Cost of professional services revenue decreased $.2 million or 6% in 2003 compared to the prior year mainly due to decreases in salaries and travel expenses. Cost of professional services revenue as a percentage of revenue was 50% in 2003, as compared to 44% in 2002, due mainly to a decline in new solutions sales, as well as fixed costs that exist to support a higher volume of business.

Cost of Access services revenue increased $.3 million or 3% from 2002 to 2003. The increase is principally due to an increase in UK operating expenses. Cost of Access services revenue as a percentage of revenue was 83% in 2003, as compared to 74% in 2002, traceable to lower revenues in 2003 and a relatively fixed cost structure.

Sales and marketing expenses increased $.2 million or 6% from 2002, principally due to an increased use of outside services related to the Company's new website as well as increases in consulting services related to an effort to expand into the federal government market, and increased trade show activity.

Research and development expenses decreased $.5 million or 30% from 2002 mainly due to the capitalization of certain software development costs.

General and administrative expenses remained consistent with the prior year. A reduction in legal expenses of $.2 million and $.1 million of bad debt recovery was offset by increased salary expense of $.2 million and increased group insurance expense of $.1 million.

Interest expense of $.8 million remained consistent with 2002. The weighted average interest rate was 4.8% in 2003 compared to 5.5% in 2002.

         Other income decreased $.3 million from 2002 mainly due to a reduction in 2002 of $.4 million for certain amounts previously recorded as liabilities that were no longer due or have been settled for amounts less than previously recorded.

         Income tax benefit increased $.2 million from 2002 mainly due to the reduction of potential tax exposures associated with certain state and foreign exposure items.

LIQUIDITY AND CAPITAL RESOURCES

Cash and cash equivalents at December 31, 2004 of $.5 million decreased $0.1 million from December 31, 2003.

Outstanding borrowings increased $3.6 million to $11.6 million at December 31, 2004 from $8.0 million at the end of 2003. The available balance on the line of credit was $1.5 million at December 31, 2004. As of December 31, 2004, the Company is in compliance with all financial covenants. The Company anticipates meeting its current obligations and other resource needs in 2005 with funds generated through operations and its available line of credit. However, underachieved operating results could adversely effect the Company's ability to remain in compliance.

On August 6, 2004, the Company completed a recapitalization with its lenders, Patriarch Partners LLC, (the Lenders) after obtaining stockholder approval at the Company's July 15, 2004 annual meeting. The recapitalization included, among other terms, the cancellation of $3.8 million of mandatorily redeemable Series B preferred stock, including accrued dividends, and warrants for 33.2% of the Company's outstanding common stock on a fully-diluted basis, both held by the Lenders, in exchange for the issuance of 34,425,345 shares of common stock of the Company (or 79.8% of the Company's outstanding common stock on a fully-diluted basis, subject to dilution for certain compensatory stock options granted by the Company) to the Lenders. In addition:


              o The Company's secured term and revolving debt was exchanged for a $9.0 million term loan and a $2.5 million revolving loan. The new term loan is payable in annual amounts of $90,000 beginning April 1, 2005 with the balance due at maturity. Borrowings accrue interest at a rate of prime plus 2%.

              o An additional $1.5 million term loan working capital facility was made available to the Company, with the Company obligated to repay $2 million at maturity. (Interest is being accreted such that the carrying amount of this loan at maturity will be $2 million.) This loan accrues interest at the prime rate.

              o The Company's financial covenants with respect to backlog, capital expenditure and EBITDA were modified.

              o Effective upon the closing of the recapitalization on August 6, 2004, the maturity date for all of the Company's secured indebtedness to the Lenders was extended through March 30, 2007.

The Company believes that the 2004 loan restructuring will allow execution of the Company's business plan through the term of the credit agreement by reducing required short term payments under the borrowing arrangements with the Lenders and increasing available funds through the working capital term loan facility, thereby enhancing the Company's ability to invest in its business, by lowering the thresholds of the financial covenants and by extending loan maturities through March 2007.

The Company's significant contractual obligations and commitments that impact its liquidity as of December 31, 2004 follow:



Contractual Obligations                               Payments Due by Period
---------------------------------------------------------------------------------------------------

                                                  Less                        4 - 5       After 5
(thousands)                          Total     than 1 year   1 - 3 years      years        years
---------------------------------------------- ------------ ------------- ------------ ------------

Notes payable                   $     11,605   $     1,000  $     10,605
Redeemable preferred stock               855                         855
Executive insurance agreement            359            50           100  $       100  $       109
Capital leases                           225            84           141
Operating leases                       1,262           450           552          104          156
                                -------------- ------------ ------------- ------------ ------------
Total contractual
     cash                       $     14,306   $     1,584  $     12,253  $       204  $       265
     obligations
                                ============== ============ ============= ============ ============




Operating activities used $2.2 million of cash in 2004 compared to providing $3.0 million in 2003. Non-cash expenses in 2004 were $4.2 million compared to $2.6 million in 2003. The non-cash items relate to depreciation, amortization of customer service inventory and software license, and provisions for losses on accounts receivable and slow-moving inventory. These and other components of operating activities are discussed below.

Net accounts receivable and unbilled receivables decreased $1.8 million from December 31, 2003 due principally to lower sales in the second half of 2004, $14.5 million, as compared to the second half of 2003, $15.8 million and provision for losses on accounts receivable of $.6 million.


Total  inventories  increased  $.2  million  from  2003  levels.   Manufacturing
inventories increased $.8 million during the year due to an increase in materials and component parts of $1.2 million and a decrease in work-in-process inventory of $.4 million. Finished goods inventory remained consistent with prior year levels. The increase in materials and component parts is mainly due to the ongoing production schedule for the SO Series scanner in first quarter of 2005 as compared to the initial product launch schedule of the SO Series scanner in early 2004. Customer service inventory decreased for the year by $.6 million, which was mainly attributable to the amortization of spare parts.


Net plant and equipment decreased $.1 million in 2004. This net decrease is due to depreciation of $.4 million, partially offset by additions of $.3 million. No significant additions are planned for 2005.

Accounts payable increased $.5 million over December 31, 2003 relating to the timing of payments.

Notes payable to bank increased $3.6 million as a result of borrowing against the Company's available line of credit to fund increased production schedules for the SO Series scanner and general corporate needs. Salaries and wages decreased $.8 million from 2003 mainly due to the absence of a bonus accrual at December 31, 2004.

Deferred revenue increased $.6 million as a result of the increase in annual and quarterly maintenance billings that are subsequently recognized in revenue over the maintenance period covered by the billing.

Customer deposits decreased $.8 million due mainly to large orders in 2003 that contained deposit requirements as part of the contract which were not replicated in the fourth quarter of 2004.

Other current liabilities decreased $.3 million due mainly to a $.3 million decrease in various accrued expenses.

Other long term liabilities decreased $.9 million mainly due to the conversion of operating leases totaling $.8 million into preferred stock as part of the debt restructuring effective August 6, 2004.

                                                                   Appendix 2


Scan-Optics, Inc. financial statements and Management's Discussion and Analysis from the Scan-Optics, Inc. Form 10-Q for the quarter and nine months ended
                              September 30, 2005.

Financial Information

Item 1. Consolidated Financial Statements.

SCAN-OPTICS, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

                                                 September 30,      December 31,
(thousands, except share data)                       2005              2004
-----------------------------------------------------------------------------

Assets
Current Assets:
  Cash and cash equivalents                        $      0     $        477
  Accounts receivable less allowance of
    $238 at December 31, 2004                             0            4,314
  Unbilled receivables - contracts in progress            0              298
  Inventories                                             0            7,461
  Prepaid expenses and other                              0              389
                                                  ---------------------------
    Total current assets                                              12,939




Equipment and Leasehold Improvements:
  Equipment                                               0            3,386
  Leasehold improvements                                  0            4,089
  Office furniture and fixtures                           0              557
                                                  ---------------------------
                                                          0            8,032
  Less accumulated depreciation and amortization          0            7,095
                                                  ---------------------------
                                                          0              937

Goodwill                                                  0            9,040
Other assets                                              0            1,422
                                                  ---------------------------

Total Assets                                       $      0     $     24,338
                                                  ===========================



                                                                       September 30,      December 31,
(thousands, except share data)                                             2005              2004
--------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
  Checks outstanding in excess of depository amounts                $            68     $            0
  Notes payable to related party                                                  0              1,000
  Accounts payable                                                              262              2,822
  Salaries and wages                                                              0                702
  Taxes other than income taxes                                                 446                641
  Income taxes                                                                   56                 68
  Customer deposits                                                               0                143
  Deferred revenues                                                               0              3,408
  Other                                                                         540              1,243
                                                                   ------------------------------------
    Total current liabilities                                                 1,372             10,027

 Note payable to related party                                                    0             10,605
 Other liabilities                                                                0                537
Mandatory redeemable preferred stock, at redemption Value:
   Series I,  420,857 shares issued and outstanding                             880                855

Stockholders' Equity (Deficit)
   Preferred stock, par value $.02 per share; 5,000,000
        Shares authorized
  Common Stock, par value $.02 per share,
    authorized 65,000,000 shares; issued,
      41,865,077, including treasury shares                                     837                837
  Capital in excess of par value                                             50,960             41,651
  Accumulated retained earnings deficit                                     (51,403)          (36,339)
  Accumulated other comprehensive loss -
   currency                                                                       0            (1,189)
   translation adjustment
                                                                   ------------------------------------
                                                                                394              4,960
  Less cost of Common Stock in treasury,
    413,500 shares                                                            2,646              2,646
                                                                   ------------------------------------
      Total stockholders' equity (deficit)                                   (2,252)             2,314
                                                                   ------------------------------------
  Total Liabilities and Stockholders' Equity                        $             0     $       24,338
                                                                   ====================================


See accompanying notes.




SCAN-OPTICS, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                             Three Months Ended                    Nine Months Ended
                                                                 September 30                         September 30
(thousands, except share data)                             2005              2004                 2005               2004
--------------------------------------------------------------------------------------------------------------------------

Revenues
  Hardware and software                        $            410   $         1,935     $          4,391    $         7,911
  Professional services                                     303             1,440                3,203              4,447
  Access services                                           807             2,812                6,506              8,040
                                             -------------------------------------    ------------------------------------

    Total revenues                                        1,520             6,187               14,100             20,398

Costs of Revenue
  Hardware and software                                   1,548             1,527                5,505              6,046
  Professional services                                     441               626                2,224              2,264
  Access services                                           999             2,174                5,565              7,011
                                             -------------------------------------    ------------------------------------
    Total costs of revenue                                2,988             4,327               13,294             15,321
                                             -----------------------------------------------------------------------------

        Gross Profit (Loss)                             (1,468)             1,860                  806              5,077

Operating Expenses
  Sales and marketing                                       461               871                1,794              2,363
  Research and development                                  176               381                1,062              1,561
  General and administrative                                863             1,060                3,035              3,558
  Goodwill impairment                                         0                 0                9,040                  0
  Interest
     Related party                                           75                 0                  946                  0
     Other                                                    0               187                    0                545
                                             -------------------------------------    ------------------------------------
    Total operating expenses                              1,575             2,499               15,877              8,027
                                             -------------------------------------    ------------------------------------

Operating loss                                           (3,043)             (639)             (15,071)            (2,950)

Other income (loss), net                                      3               (14)                  13                 16
                                             -------------------------------------    ------------------------------------

Loss before income taxes                                 (3,040)             (653)             (15,058)            (2,934)

  Income taxes                                                0                10                    6                 60
                                             -------------------------------------    ------------------------------------

Net Loss                                       $         (3,040)  $          (663)    $        (15,064)   $        (2,994)
                                             =====================================    ====================================

Basic and diluted loss per share               $          (0.07)  $         (0.02)    $          (0.36)   $         (0.21)
                                             =====================================    ====================================



                                      -82-

Basic and diluted weighted-average
        common shares                                41,451,577        27,606,601           41,451,577         13,961,741
                                             =====================================    ====================================

See accompanying notes.





SCAN-OPTICS, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                                                                       Nine Months Ended
                                                                                          September 30
(thousands)                                                                       2005                  2004
---------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net loss                                                            $         (15,064)         $      (2,994)
  Adjustments to reconcile net loss
       to net cash used by operating activities:
    Depreciation and amortization of equipment and leasehold
       improvements                                                                  270                    270
    Amortization of customer service inventory and
      development costs                                                            1,801                  1,548
    Amortization of deferred debt costs                                              357                    143
    Accretion of interest on related party debt                                      408                      0
    Accretion of interest on preferred stock                                          25                      0
    Goodwill impairment                                                            9,040                      0
    Provision for losses on accounts receivable                                       25                    543
    Provision for inventory obsolescence                                             113                      0
    Changes in operating assets and liabilities:
      Accounts receivable                                                          1,102                  1,971
      Inventories                                                                 (1,001)               (2,638)
      Prepaid expenses and other                                                    (325)                     9
      Checks outstanding in excess of depository amounts                              68                      0
      Accounts payable                                                               350                    643
      Accrued salaries and wages                                                     125                  (835)
      Taxes other than income taxes                                                 (160)                  (29)
      Income taxes                                                                    52                   (93)
      Deferred revenues                                                              586                  1,164
      Customer deposits                                                              219                  (315)
      Other                                                                         (436)                 (360)
                                                                    --------------------------------------------
    Net cash used by operating activities                                         (2,445)                 (973)

Investing Activities
  Purchases of equipment                                                            (58)                  (198)
                                                                    --------------------------------------------
    Net cash used by investing activities                                           (58)                  (198)

Financing Activities
  Debt and equity transaction fees                                                     0                  (936)
  Cash transferred to lender with foreclosure agreement                             (758)                     0
  Proceeds from Wind down borrowings from related party                              487                      0
  Proceeds from borrowings - related party in 2005                                 3,337                  4,711
  Principal payments on borrowings - related party in 2005                        (1,040)               (2,200)
                                                                    --------------------------------------------
    Net cash provided by financing activities                                      2,026                  1,575

Change in cash and cash equivalents                                                 (477)                   404

Cash and Cash Equivalents at Beginning of Period                                     477                    585
                                                                    --------------------------------------------
Cash and Cash Equivalents at End of Period                            $                0         $          989
                                                                    ============================================

See accompanying notes.


NOTE 1 - Basis of Presentation

         The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for interim periods are not necessarily indicative of the results that may be expected for the year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004. The condensed consolidated balance sheet as of December 31, 2004 was derived from the audited financial statements for the year then ended.

NOTE 2 - Foreclosure and Cessation of Business

         During the quarter ended June 30, 2005, the Company violated certain covenants of its credit agreement (the Credit Agreement) with lenders affiliated with Patriarch Partners, LLC (collectively, the Lenders). The Lenders own approximately 80% of the Company's common stock and all of its redeemable preferred stock.

         As a result of the covenant violations, on August 5, 2005, the Company entered into a Foreclosure Agreement with the Lenders.

         Under the Foreclosure Agreement the Company transferred substantially all of its assets to the Lenders to extinguish its obligations under the Credit Agreement (the outstanding principal under the Credit Agreement at the time of closing of the Foreclosure Agreement was $14,310,000). The Lenders also assumed certain liabilities of the Company, including but not limited to, certain accrued obligations with respect to current employees and certain trade payables and accrued expenses. None of the assets retained by the Company can be liquidated for cash. The Lenders also assumed certain employee benefit plans of the Company and certain of its insurance policies. In connection with the Foreclosure Agreement, the net carrying value of the liabilities extinguished exceeded the net carrying value of the assets transferred and liabilities assumed by $8.8 million. This amount has been reflected in additional paid-in-capital. Under the Foreclosure Agreement, the Company was permitted to obtain extended directors and officers insurance, and the Lenders agreed to assume or fund the defense of actions brought against the Company after the closing. At the closing the Company terminated all of its employees as of that time. Under the Foreclosure Agreement the Lenders agreed to fund certain expenses of the Company in its winding-down of its business, but the Company has no cash or other sources of liquidity. If the funds provided for in the wind-down budget are not used for the purposes specified in the budget, the Company is not entitled to receive any differential cash such funds provided are reflected in additional paid-in-capital.

         Following the closing of the Foreclosure Agreement, the Company ceased doing business and is expected to be dissolved in accordance with the applicable provisions of the Delaware General Corporation Law. Following the closing of the Foreclosure Agreement, the Company's sole remaining executive officer is Scott Schooley who serves as President and Secretary of the Company. Following the closing of the Foreclosure Agreement, board of directors also voted to dissolve the Company, subject to requisite stockholder approval and compliance with the related SEC regulations. Because none of the assets retained by the Company can be liquidated for cash, there will be no residual value left to the holders of common stock of the Company following the closing of the Foreclosure Agreement and any winding-down of the Company's affairs. After the foreclosure of August 5, 2005, the Company was engaged in activities related to the wind down of its business affairs, including tax and legal filings, employee related matters, payment of vendors and Securities and Exchange Commission filings. Through September 30, 2005, the Company spent $487,000 on wind down activities.


NOTE 3 - Stock Based Compensation

The Company granted stock options to key employees and members of the Board of Directors with an exercise price equal to the fair value of the shares on the date of grant. The Company accounted for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognized no compensation expense for the stock option grants. The Company has elected the disclosure provisions only of FASB Statement No. 123, "Accounting for Stock-Based Compensation".

For the purpose of pro forma disclosures, the estimated fair value of the stock options is expensed ratably over the vesting period, which is generally 36 months for key employees and 6 months for the Board of Directors.

The following table illustrates the effect on net loss and loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123:



                                                                 For the three months ended     For the nine months ended
                                                                      September 30                      September 30
(thousands, except per share amounts)                              2005            2004             2005            2004
-------------------------------------------------------------------------------------------------------------------------

     Net loss, as reported                                      $  (3,040)      $    (663)        $   (15,064)   $ (2,994)
       Stock option expense                                             3            (732)                 15        (764)
     Pro forma net loss                                         $  (3,037)      $  (1,395)        $   (15,049)   $ (3,758)

                                                            ===============================================================

     Basic and diluted loss per share, as reported               $   (.07)        $  (.02)        $      (.36)   $   (.21)

         Stock option expense                                         .00            (.05)                .00        (.06)

                                                            ---------------------------------------------------------------
     Pro forma basic and diluted loss per share                  $   (.07)        $  (.07)        $      (.36)   $   (.27)
                                                            ===============================================================


NOTE 4 - Inventories

The components of inventories as of December 31, 2004 were as follows:

                                                      December 31
(thousands)                                                   2004
------------------------------------------------------------------
Finished goods                                         $       57
Work-in-process                                               644
Service parts                                               2,713
Materials and component parts                               4,047
                                                 ------------------
                                                         $  7,461
                                                 ==================



NOTE 5 - Comprehensive Loss

The components of comprehensive loss follow:

                                                         Three Months Ended                  Nine Months Ended
                                                            September 30                       September 30
(thousands)                                               2005             2004               2005         2004
-------------------------------------------------------------------------------------------------------------------

Net loss                                            $     (3,040)  $       (663)       $    (15,064)   $    (2,994)
         Foreign currency translation adjustments          1,148            (96)              1,189           (196)
                                                    ---------------------------------------------------------------
Comprehensive loss                                  $     (1,892)  $       (759)       $     (13,875)  $    (3,190)
                                                    ===============================================================




NOTE 6 - Segment Information

The Company viewed its business in three distinct revenue categories: Solution and products sales, Access Services, and contract manufacturing services. Additional segment information follows:



                                              Three Months Ended                  Nine Months Ended
                                                 September 30                       September 30
(thousands)                                   2005            2004               2005          2004
-----------------------------------------------------------------------------------------------------

Revenues
    Solutions and products            $        640   $       2,881       $      5,833    $     11,411
    Access services                            807           2,812              6,506           8,040
    Contract manufacturing services             73             494              1,761             947
                                      ---------------------------------------------------------------
        Total revenues                       1,520           6,187             14,100          20,398

    Cost of solutions and products           1,989           2,153              7,729           8,310
    Service expenses                           999           2,174              5,565           7,011
                                      ---------------------------------------------------------------

         Gross margin                       (1,468)          1,860                806           5,077

    Operating expenses
        and other expenses, net              1,572           2,513             15,864           8,011
                                      ---------------------------------------------------------------

Loss before income taxes              $     (3,040)       $   (653)      $    (15,058)   $     (2,934)
                                      ===============================================================


NOTE 7 - Contingencies

On March 9, 2005, the Company received from attorneys representing James C. Mavel, the Company's former Chief Executive Officer and President, a "notice of termination" pursuant to his Employment Agreement and asserting entitlement to severance compensation under the agreement. On or about August 3, 2005 the Company was notified that Mr. Mavel had filed a demand for arbitration with the American Arbitration Association, but the Company did not receive a copy of the demand until on or about August 9, 2005. The demand, among other things claims that Mr. Mavel is entitled to $2.5 million from the Company. Although the Company does not believe that Mr. Mavel's claim to severance compensation or the amount claimed is supported by the Employment Agreement or the facts, should Mr. Mavel's claim be supported, any material award of severance compensation to Mr. Mavel would have a material adverse effect on the financial condition of the Company following the closing of the Foreclosure Agreement with its secured lender on August 5, 2005.


Item 2. Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations.

Forward Looking Information

Certain statements contained in this Annual Report on Form 10-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 and as such may involve known or unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations are generally identifiable by use of the words "may," "will," "should," "expect," thereon or comparable terminology.

Foreclosure and Cessation of Business

The Company entered into a foreclosure agreement on August 5, 2005 pursuant to which it transferred substantially all of its assets to its secured lender and ceased operations (see "-Liquidity and Capital Resources" below and Note 2 to the Company's Consolidated Financial Statements for further details).

On November 10, 2005, the Company filed a preliminary proxy statement with the SEC with respect to holding a stockholder meeting to approve the dissolution of the Company and an amendment to its certificate of incorporation to allow a board of directors consisting of one director. ARK-CLO 2000-1 Limited, holder of approximately 80% of the Company's outstanding common stock and an affiliate of the Company's secured lender under the foreclosure agreement, has sufficient votes to approve both the dissolution and the amendment and has indicated its intent to vote in favor of the Company's dissolution and amendment of its certificate of incorporation.

Total revenues decreased $6.3 million or 31% from the first nine months of 2004 to the first nine months of 2005 and decreased $4.7 million or 75% from the third quarter of 2004 to the third quarter of 2005.


Costs of revenues decreased $2.0 million or 13% from the first nine months of 2004 to the first nine months of 2005 and decreased $1.3 million or 31% from the third quarter of 2004 to the third quarter of 2005.


Gross profit decreased $4.3 million or 84% from the first nine months of 2004 to the first nine months of 2005 and decreased $3.3 million or 177% from the third quarter of 2004 to the third quarter of 2005.


Operating expenses increased $7.8 million or 97% from the first nine months of 2004 to the first nine months of 2005, including goodwill impairment of $9.0 million, and decreased $1.0 million or 40% from the third quarter of 2004 to the third quarter of 2005.


Net loss increased $ 12.1 million or 410% from the first nine months of 2004 to the first nine months of 2005 and increased $ 2.4 million or 359% from the third quarter of 2004 to the third quarter of 2005.



After the foreclosure of August 5, 2005, the Company was engaged in activities related to the wind down of its business affairs, including tax and legal filings, employee related matters, payment of vendors and Securities and Exchange Commission filings. Through September 30, 2005, the Company spent $487,000 on wind down activities.



Liquidity and Capital Resources



         Please refer to Note 2 Foreclosure and Cessation of Business as part of the Liquidity and Capital Resources.

         As a means of attempting to alleviate the Company's liquidity problems previously disclosed in the Company's Form 10-Q for the fiscal quarter ended March 30, 2005, on June 29, 2005 the Company entered into a First Amendment to the Credit Agreement (described below) pursuant to which, among other things, an additional $900,000 was made available to the Company through July 1, 2005 as part of the Credit Agreement's revolving credit facility. Subsequently, the Company failed to repay such amounts by July 1, 2005, which was a default under
Section 2.9 of the Credit Agreement. The Company was also in default of certain financial covenants under Section 6.2(c) of the Credit Agreement regarding Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization. On July 8, 2005 Patriarch Partners Agency Services, LLC as agent to the Lenders under the Credit Agreement, submitted to the Company a draft foreclosure agreement. On August 3, 2005, Patriarch Partners Agency Services, LLC on behalf of the secured Lenders, delivered a notice of default to the Company, accelerating all of the outstanding debt under the Credit Agreement.

As a result of the covenant violations, on August 5, 2005, the Company entered into a Foreclosure Agreement with the Lenders. Under the Foreclosure Agreement the Company transferred substantially all of its assets to the Lenders to extinguish its obligations under the Credit Agreement. (The outstanding principal under the Credit Agreement at the time of closing of the Foreclosure Agreement was $14,310,000). The Lenders also assumed certain liabilities of the Company, including but not limited to, certain accrued obligations with respect to current employees and certain trade payables and accrued expenses. None of the assets retained by the Company can be liquidated for cash. The Lenders also assumed certain employee benefit plans of the Company and certain of its insurance policies. Under the Foreclosure Agreement, the Company was permitted to obtain extended directors and officers insurance, and the Lenders agreed to assume or fund the defense of actions brought against the Company after the closing. At the closing the Company terminated all of its employees as of that time. Under the Foreclosure Agreement the Lenders agreed to fund certain expenses of the Company winding-down its business. However, the Company has no cash or other sources of liquidity and if the funds provided for in the wind-down budget are not used for the purposes specified in the budget, the Company is not entitled to receive any differential cash.

Following the closing of the Foreclosure Agreement, the Company ceased doing business and is expected to be dissolved in accordance with the applicable provisions of the Delaware General Corporation Law. Following the closing of the Foreclosure Agreement, the Company's sole remaining executive officer is Scott Schooley who serves as President and Secretary of the Company. Following the closing of the Foreclosure Agreement, board of directors also voted to dissolve the Company, subject to requisite stockholder approval and compliance with the related SEC regulations. Because none of the assets retained by the Company can be liquidated for cash, there will be no residual value left to the holders of common stock of the Company following the closing of the Foreclosure Agreement and any winding-down of the Company's affairs.

Critical Accounting Policies

Our critical accounting policies are discussed in Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2004. There have been no significant changes in our critical accounting policies since then through September 30, 2005. The preparation of our financial statements requires us to make estimates that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosures of contingent assets and liabilities. We base our accounting estimates on historical experience and other factors that are believed to be reasonable under the circumstances. However, actual results may vary from these estimates under different assumptions or conditions.


                                                                 Appendix Three

                       SCAN-OPTICS, INC. AND SUBSIDIARIES
                         FIVE YEAR SUMMARY OF OPERATIONS

                             SELECTED FINANCIAL DATA

(thousands, except share data)          Nine Months
                                           Ended
                                         September
                                          30, 2005         2004             2003            2002            2001            2000
-----------------------------------------------------------------------------------------------------------------------------------

Total Revenues                         $     14,100    $     28,741    $     32,081    $     29,341   $     30,740    $     38,302
                                       =============================================================================================

Income (loss) before income taxes           (15,058)         (3,698)            844           1,023         (6,280)        (17,709)

Income taxes (benefit)                            6              71            (142)             81             33              61
                                       ---------------------------------------------------------------------------------------------

Net Income (Loss)                      $    (15,064)   $     (3,769)   $        986    $        942   $     (6,313)   $    (17,770)
                                       =============================================================================================

Basic earnings (loss) per share        $       (.36)   $       (.18)   $        .14    $        .13   $       (.90)   $      (2.53)
                                       =============================================================================================

Basic weighted-average shares            41,451,577      20,890,686       7,026,232       7,026,232      7,026,232       7,025,064
                                       =============================================================================================

Diluted earnings (loss) per share      $       (.36)   $       (.18)   $        .13    $        .13   $       (.90)   $      (2.53)
                                       =============================================================================================

Diluted weighted-average shares          41,451,577      20,890,686       7,806,491       7,317,437      7,026,232       7,025,064
                                       =============================================================================================

 SELECTED BALANCE SHEET DATA
Total assets                           $          0    $     24,338    $     26,073    $     26,406   $     27,380    $     36,513
Working capital (deficit)                    (1,372)          2,912           4,957           5,394          4,184          (9,833)
Long term obligations                             0          11,142           9,379          10,428         11,397
Mandatory redeemable preferred stock            880             855           4,286           4,054          3,800
Total stockholder's equity                   (2,252)          2,314           2,443           1,383            360           4,307





                                      -92-


The Company has not paid any dividends for the five-year period ended December 31, 2004.

The above financial data should be read in conjunction with the related consolidated financial statements and notes thereto.

Certain amounts have been reclassified to conform to the current year presentation.

SCAN-OPTICS, INC.

Dear Stockholder,

    Please take note of the important information enclosed with the Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.
Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Special Meeting of Stockholders, February 3, 2006. Thank you in advance for your prompt consideration of these matters.

Sincerely,

Scan-Optics, Inc.

                                   DETACH HERE
________________________________________________________________________________

                                SCAN-OPTICS, INC

                                179 Allyn Street
                           Hartford, Connecticut 06103

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           FOR THE SPECIAL MEETING OF STOCKHOLDERS ON FEBRUARY 3, 2006


The undersigned hereby constitutes and appoints Scott Schooley proxy of the undersigned, with full power of substitution, to vote, as designated on the reverse side, all shares of capital stock of Scan-Optics, Inc. (the "Company") held of record by the undersigned on January 5, 2006 at the Special Meeting of Stockholders to be held on February 3, 2006 and at any adjournments thereof (the "Meeting").

APPROVAL OF THE PLAN OF DISSOLUTION AND LIQUIDATION AND DISSOLUTION OF
SCAN-OPTICS

     To approve the Plan of Dissolution of Scan-Optics, Inc., substantially in the form presented to the stockholders of Scan-Optics for their approval at the Meeting, and the dissolution of Scan-Optics in accordance with the terms of such Plan of Dissolution.

           FOR                    AGAINST                         ABSTAIN
           [ ]                      [ ]                             [ ]

APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SCAN-OPTICS, INC.

     To approve the Amendment to the Amended and Restated Certificate of Incorporation of Scan-Optics, Inc., substantially in the form presented to the stockholders of Scan-Optics for their approval at the Meeting.


           FOR                    AGAINST                         ABSTAIN
           [ ]                      [ ]                             [ ]

DISCRETIONARY AUTHORITY

         In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS.

PLEASE MARK, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.


________________________________________________________________________________
Please date and sign exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
________________________________________________________________________________


--------------------                      --------------------------------
Date                                      Signature of Owner


                                          --------------------------------
                                          Additional Signature of Joint Owner
                                          (if any)

HAS YOUR ADDRESS CHANGED?                      DO YOU HAVE ANY COMMENTS?

--------------------------------             -----------------------------------
--------------------------------             -----------------------------------
________________________________________________________________________________


SCAN-OPTICS, INC.
C/O COMPUTERSHARE
P.O. BOX 8694
EDISON, NJ 08818-8694